Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE HERTZ CORPORATION,

DNL MERGER CORP.,

DONLEN CORPORATION,

GARY RAPPEPORT,
as Shareholder Representative and Subsidiary Shareholder
(solely with respect to Section 2.2, Section 3.3, Section 3.4, Section 6.5, Section 6.8, Section 6.9, Article IX and Article X)

and

NANCY LIACE
as Subsidiary Shareholder
(solely with respect to Section 2.2 and Article X)

JULY 12, 2011

Section 9.10	Duty to Mitigate	73
Section 9.11	Adjustment for Insurance	73
Section 9.12	Tax Benefits	73

ARTICLE X MISCELLANEOUS		73
Section 10.1	Amendment and Modification	73
Section 10.2	Shareholder Representative	74
Section 10.3	Notices	75
Section 10.4	Interpretation; Company Disclosure Schedules	77
Section 10.5	Counterparts	77
Section 10.6	Entire Agreement; Third-Party Beneficiaries	78
Section 10.7	Severability	78
Section 10.8	Governing Law	78
Section 10.9	Jurisdiction; Waiver of Jury Trial	78
Section 10.10	Service of Process	79
Section 10.11	Specific Performance	79
Section 10.12	Assignment	79
Section 10.13	Expenses	79
Section 10.14	Headings	79
Section 10.15	Waivers	79

Exhibit A	Written Consent of Holders of Class A Voting Common Stock

Exhibit B	Written Consent of Holders of Class B Non-Voting Common Stock

Exhibit C	Form of Amended and Restated Articles of Incorporation of the Company

Exhibit D	Initial Officers of the Surviving Corporation

Exhibit E	Minority Subsidiary Interests

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Equity Holder Letter Agreement

Exhibit H	Form of Option Surrender and Release Agreement

Exhibit I	Form of Non-Competition Agreement

Exhibit J	Conduit Facility Waivers

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2011 (this “Agreement”), by and among Donlen Corporation, an Illinois corporation (the “Company”), Gary Rappeport, an Illinois resident (in his capacity as “Shareholder Representative” and solely with respect to Section 3.3, Section 3.4, Section 6.5, Section 6.8, Section 6.9, Article IX and Article X, and in his capacity as a “Subsidiary Shareholder” and solely with respect to Section 2.2 and Article X), Nancy Liace, an Illinois resident (in her capacity a “Subsidiary Shareholder” and solely with respect to Section 2.2 and Article X), The Hertz Corporation, a Delaware corporation (“Parent”), and DNL Merger Corp., an Illinois corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective shareholders to consummate, the transactions contemplated hereby, including the acquisition of the Company by Parent and Sub, upon the terms and subject to the conditions set forth herein (and, in the case of the respective board of directors of the Company and Sub, recommended that this Agreement and the Merger (as hereinafter defined) be approved and adopted by the Company’s shareholders and the sole shareholder of Sub, respectively);

WHEREAS, subject to the terms and conditions of this Agreement, Gary Rappeport and Nancy Liace (the “Subsidiary Shareholders”) desire to sell to Parent all right, title and interest in their respective equity interests in each of Donlen Fleet Leasing, Ltd., GN Funding II, L.L.C. and GreenDriver (as hereinafter defined) (the “Minority Subsidiary Interests”) concurrently with the Closing (as hereinafter defined);

WHEREAS, subject to the terms and conditions of this Agreement, Parent desires to purchase from the Subsidiary Shareholders all right, title and interest in the Minority Subsidiary Interests; and

WHEREAS, it is expected that immediately following the execution and delivery of this Agreement by the parties hereto, this Agreement, the other Transaction Documents (as hereinafter defined) and the transactions contemplated hereby (including the Merger) and thereby will be approved by (i) the holders of 100% of the issued and outstanding shares of Class A Common Stock (as herein defined) pursuant to an action by written consent substantially in the form attached hereto as Exhibit A (the “Class A Shareholder Consent”) and (ii) the holders of 100% of the issued and outstanding shares of Class B Common Stock (as herein defined) pursuant to an action by written consent substantially in the form attached hereto as Exhibit B (the “Class B Shareholder Consent” and, together with the Class A Shareholder Consent, collectively, the “Shareholder Consents”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1                Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“280G Approval” has the meaning set forth in Section 6.7(b).

“401(k) Plan” has the meaning set forth in Section 6.4(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding (including any condemnation proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Merger Consideration” means the difference, if positive, between the Aggregate Merger Consideration determined pursuant to the Final Closing Statement and the Estimated Aggregate Merger Consideration determined pursuant to the Initial Closing Statement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Agreements” has the meaning set forth in Section 4.22.

“Aggregate Merger Consideration” means an amount of cash equal to (i) the Base Merger Consideration, plus (ii) the Net Assets Surplus (if any) or minus (iii) the Net Assets Deficit (if any).

“Agreement” has the meaning set forth in the Preamble.

“Assumed Company Plans” has the meaning set forth in Section 6.4(b).

“Base Merger Consideration” means $242,350,000.

“Benefit Plans” has the meaning set forth in Section 4.9(a).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 3.1(d).

“Class A Common Stock” has the meaning set forth in Section 3.1(a).

“Class A Shareholder Consent” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in Section 3.1(a).

“Class B Shareholder Consent” has the meaning set forth in the Recitals.

“Cleanup” means all actions required under applicable Environmental Laws or ordered by any Governmental Entity to investigate, cleanup, remove, remediate or otherwise respond to any Release of Hazardous Materials.

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Net Assets” means the sum of (i) Net Assets of the Company immediately prior to the Effective Time plus (ii) the aggregate amount of fees paid by the Company with respect to the Conduit Facilities in connection with the extension and merger consents received by the Company, minus (iii) the amount due by the Company (but unpaid as of the Closing Date) to its legal advisors and investment banker in connection with the Merger (but without duplication if such amounts are otherwise reflected as a Liability on the applicable Closing Date balance sheet and thereby included in the determination of “Net Assets” pursuant to clause (i) hereof).

“Closing Statement” has the meaning set forth in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (including those schedules designated by the corresponding section number of this Agreement as set forth herein).

“Company Employee” has the meaning set forth in Section 6.4(a).

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company IP” means Intellectual Property owned by the Company or its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries as currently conducted.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no such event, occurrence, fact, condition, circumstance or change resulting from or arising out of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect:  (A) changes, conditions or circumstances that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities or financial markets generally, including changes in interest rates, (B) any natural disasters, acts of terrorism, war, sabotage, military actions or escalation thereof (whether or not declared), (C) changes in any Laws or accounting regulations, (D) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (E) any action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub (F) any failure by the Company or its Subsidiaries to meet internal earnings estimates or financial projections (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, circumstance or change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect), or (G) the failure of Parent to consent to the Company’s request to take any of the actions provided in Section 6.1 except, in the cases of clauses (A), (B) or (C) above, to the extent that such events, occurrences, facts, conditions, circumstances or changes materially and disproportionately affect the Company or any of its Subsidiaries relative to other companies in the industry in which the Company or such Subsidiary operates.

“Company Option” has the meaning set forth in Section 3.2.

“Company Software” means the Software included in the Company IP.

“Competition Laws” means any Laws, including the HSR Act, relating to the regulation of monopolies or competition in any jurisdiction.

“Conduit Borrowers” means each of GN Funding II, L.L.C., GN Funding IV, L.L.C. and GN Funding V, L.L.C. established pursuant to the organizational documents that are part of the Conduit Facility Documents.

“Conduit Facility” means, as applicable, with respect to each Conduit Borrower, the conduit facility established pursuant to the Conduit Facility Documents relating to such Conduit Borrower.

“Conduit Facility Documents” means (i) with respect to GN Funding II, L.L.C., (a) the Amended and Restated Receivables Purchase Agreement, dated September 3, 2009 (as amended or supplemented prior to the date hereof, the “GN II RPA”), among GN Funding II L.L.C., the Company, as servicer, Falcon Asset Securitization Company LLC, the financial institutions party thereto as investors, and JPMorgan Chase Bank, N.A. as administrative agent, and (b) all “Agreement Documents” (as defined in the GN II RPA), and organizational documents contemplated by the GN II RPA; (ii) with respect to GN Funding IV, L.L.C., (a) the Amended and Restated Receivables Purchase Agreement, dated as of June 10, 2008 (as amended or supplemented prior to the date hereof, the “GN IV RPA”), among GN Funding IV

L.L.C., the Company, as servicer, Market Street Funding LLC, the financial institutions party thereto as investors, and PNC Bank, National Association, as administrative agent, and (b) all “Agreement Documents” (as defined in the GN IV RPA) and organizational documents contemplated by the GN IV RPA; and (iii) with respect to GN Funding V, L.L.C., (a) the Loan and Security Agreement, dated as of March 18, 2011 (as amended or supplemented prior to the date hereof, the “GN V LSA”), among GN Funding V L.L.C., the Company, as servicer, and Fifth Third Bank, as agent and as a lender, and (b) all “Transaction Documents” (as defined in the GN V LSA) and organizational documents relating to transactions contemplated by the GN V LSA.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Contested Adjustments” has the meaning set forth in Section 3.4(b).

“Continuation Period” has the meaning set forth in Section 6.4(a).

“Contract” means any written contract, lease, loan or credit agreement, indenture, mortgage, note, bond, agreement, permit, license or other instrument, obligation, arrangement or understanding (each, including all amendments and modifications thereto).

“Credit and Collection Policy” means the credit and collection policies and practices of the Company relating to Vehicle/Equipment Leases and Vehicle/Equipment Receivables as in effect on the date hereof.

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Defaulted Receivable” means a Vehicle/Equipment Receivable: (i) as to which any payment, or part thereof, remains unpaid for sixty-one (61) or more days from the original due date for such payment, (ii) as to which an Event of Bankruptcy with respect to the Obligor thereof has occurred and remains continuing, (iii) as to which payments have been extended, or the terms of payment thereof rewritten, without all requisite consents or (iv) which, consistent with the Credit and Collection Policy, would be written off the Company’s books as uncollectible.

“Delinquent Receivable” means a Vehicle/Equipment Receivable that is not a Defaulted Receivable and: (i) as to which any payment, or part thereof, remains unpaid for thirty-one (31) days or more from the original due date for such payment or (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Company.

“Diligence Data Tape” means the Microsoft Excel spreadsheet entitled “05.2011 Lease Tape (Investor)” posted under the identifier code “4.1.1.12” on the “virtual data room” established by the Company for purposes of the transactions contemplated hereby, including the Merger, and maintained by Intralinks, Inc. under the name “Project Sunday” generated April 22, 2011 and setting forth monthly reporting information from May 2011 relating to each Vehicle/Equipment Lease and the related Vehicle/Equipment Receivables.

“Dollars” means dollars in lawful money of the United States of America.

“Donlen Trust” means that Delaware Business Trust created pursuant to the Origination Trust Agreement, as supplemented from time to time.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Eligible Vehicle/Equipment Lease” means, at any time, a Vehicle/Equipment Lease that:

(i)            the Obligor of which is a United States or Canadian resident, and is not an Affiliate of the Company or Donlen Trust, and is not a government or a governmental subdivision or agency;

(ii)           if such Vehicle/Equipment Lease is a closed-end lease, the related Vehicle/Equipment is not a heavy duty truck or equipment;

(iii)          has an original term of not less than twelve (12) months;

(iv)          which requires the related Obligor to maintain liability insurance coverage on the related Vehicle/Equipment at all times in an amount not less than $1,000,000 (subject to right of approved lessees to have an approved level of self-insurance retention as permitted under applicable law and based on reasonable credit standards);

(v)           which requires payments to be made (i) on or prior to thirty (30) days from the applicable invoice date for any Obligor that is not an EPT Obligor; and (ii) on or prior to sixty (60) days from the applicable invoice date for any EPT Obligor; and

(vi)          which is not subject to a dispute in whole or in part.

“Environmental Claim” means any claim, notice, directive, Action, cause of action, investigation, suit, demand, abatement order or other order, by a Governmental Entity or third party, alleging liability arising out of, based on, or resulting from, (i) the presence or Release of any Hazardous Materials at a location currently or formerly owned or operated by the Company or at any third party location at which the Company or any of its Subsidiaries has sent, or caused to be sent, Hazardous Materials or (ii) any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment and worker safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport, exposure to or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the

Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and other similar state and local statutes, as amended.

“Environmental Permit” means any Permit, license, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Laws.

“EPT Obligor” means an Obligor whose Vehicle/Equipment Lease provides payment terms pursuant to which invoices are due more than thirty (30) days from the invoice date but not more than sixty (60) days from the invoice date as long as the Obligor is: (i) PepsiCo, Inc., its affiliates, and independent bottlers (not guarantied by PepsiCo., Inc.) that have the same contract terms as PepsiCo, Inc. (currently Buffalo Rock Company, Inc.); (ii) Anheuser-Busch, Incorporated and (iii) any other Obligor for which the short-term debt rating assigned to such Obligor (or its parent) by Moody’s or S&P (whichever is lower) is at least A-3/P-3 (or, if no short term debt rating, its long term debt rating is at least BBB- /Baa3).

“Equity Holder Letter Agreement” has the meaning set forth in Section 3.4(c).

“Equity Securities” of any Person means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) and (b) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise having the right to acquire directly or indirectly, any stock, interest, participation or security described in clause (a) above.

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(a).

“Escrow Agent” means the Person selected by mutual agreement of Parent and Shareholder Representative to serve as Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 3.3(c).

“Estimated Aggregate Merger Consideration” means an amount of cash equal to (i) the Base Merger Consideration, plus (ii) the Estimated Net Assets Surplus (if any) or minus (iii) the Estimated Net Assets Deficit (if any).

“Estimated Net Assets” has the meaning set forth in Section 3.3(a).

“Estimated Net Assets Deficit” means the amount by which, if any, the Target Net Assets exceed the Estimated Net Assets.

“Estimated Net Assets Surplus” means the amount by which, if any, the Estimated Net Assets exceed the Target Net Assets.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(i)            a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy Laws or other similar Laws now or hereafter in effect; or

(ii)           such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Excess Amount” means the difference, if positive, between the Estimated Aggregate Merger Consideration determined pursuant to the Initial Closing Statement and the Aggregate Merger Consideration determined pursuant to the Final Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 9.1(a).

“Final Closing Statement” has the meaning set forth in Section 3.4(b).

“Financed SUBI” means the special unit of beneficial interest of Donlen Trust created by the applicable Financed SUBI Supplement.

“Financed SUBI Certificate” means the certificate of beneficial ownership issued pursuant to the applicable Financed SUBI Supplement.

“Financed SUBI Portfolio” means, with respect to each Conduit Facility, the Financed SUBI Portfolio or Sold SUBI Portfolio, as the case may be, as defined in the applicable Conduit Facility Documents.

“Financed SUBI Supplement” means the applicable Financed SUBI Supplement or Sold SUBI Supplement, as the case may be, to the Origination Trust Agreement, among the Company, as settlor and initial beneficiary, U.S. Bank, as administrative agent and UTI Trustee under the Origination Trust Agreement and U.S. Bank, as the separate SUBI Trustee with respect to each such SUBI Supplement.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Flow of Funds Memorandum” means that certain Flow of Funds Memorandum to be delivered by the Company to Parent no less than three (3) Business Days prior to the Closing Date which shall show the following: (i) the payment to be made to the Escrow Agent and the wire transfer instructions for such payment, (ii) the payments of the Gross Per Share Distribution Amount to be made to each holder of Common Stock and the wire transfer instructions for such payments, (iii) the payments of the Net Option Distribution Amounts to be made to each holder of Company Options and the wire transfer instructions for such payments and (iv) any other payments that are required to be made at Closing pursuant to this Agreement, or otherwise agreed by the parties hereto to be made at Closing, and the wire transfer instructions for any such payments.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” has the meaning set forth in Section 4.5.

“Governmental Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“GreenDriver” means GreenDriver, Inc., an Illinois corporation.

“GreenDriver Balance Sheet” has the meaning set forth in Section 4.6(b).

“Gross Per Share Distribution Amount” means an amount equal to the quotient of: (i) the sum of (A) the Estimated Aggregate Merger Consideration, plus (B) the Strike Price Adjustment Amount, divided by (ii) the Total Fully Diluted Common Stock.

“Gross Per Share Adjusted Distribution Amount” means, with respect to each share of Common Stock or Company Option for a share of Common Stock, the remainder of (A) the Gross Per Share Distribution Amount minus (B) Pro Rata Portion of the Merger Consideration Escrow Amount, minus (C) the applicable Pro Rata Adjusted Percentage therefor of the Indemnification Escrow Amount.

“Guarantee” means a guarantee of all or any part of any Indebtedness or other obligation (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise), including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

“Hazardous Materials” means all substances, oils, petroleum products, pollutants, asbestos or contaminants defined as hazardous or regulated under any Environmental Law.

“HGHI” has the meaning set forth in Section 5.3.

“Holder Overpayment Amount” has the meaning set forth in Section 3.4(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCA” has the meaning set forth in Section 2.1(a).

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (a) all indebtedness for borrowed money, whether secured or unsecured, (b) all indebtedness for borrowed money evidenced by any note, bond, debenture or other debt security (but excluding, for the avoidance of doubt, trade payables in the ordinary course of business and accrued expenses other than interest), (c) any obligations under capital or financing leases with respect to which the Company or its Subsidiaries is liable (which shall not include any portion of any operating lease), (d) all obligations, contingent or otherwise, of Company or its Subsidiaries under acceptance, letter of credit or similar facilities, (e) all amounts required to be paid in connection with the settlement of the Contracts relating to any hedging, swap, derivative or other similar transactions, (f) all amounts owing between the Company and any of its Subsidiaries or between Subsidiaries, and between the Company and any Subsidiary, on the one hand, and any current or former stockholder, equity holder, director or officer of the Company or any of its Subsidiaries, on the other hand, (g) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person or of a type described in clauses (a), (b) and (d) above and (h) all prepayment premiums and penalties, and any other fees, breakage charges, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any item of Indebtedness.

“Indemnification Escrow Account” has the meaning set forth in Section 3.3(d).

“Indemnification Escrow Amount” means an amount equal to $20,000,000.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indemnity Deductible” has the meaning set forth in Section 9.4.

“Independent Accounting Firm” has the meaning set forth in Section 3.4(b).

“Initial Closing Statement” has the meaning set forth in Section 3.3(a).

“Intellectual Property” means all (i) copyrights and copyrightable subject matter; (ii) patents and patent applications, including all related continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iv) trade secrets and other confidential processes, know-how and information; (v) Internet domain names; (vi) rights in Software; (vii) all other intellectual property rights; and (viii) all applications and registrations for the foregoing.

“Intercreditor Agreement” means that certain Third Amended and Restated Donlen Corporation Security, Intercreditor and Trust Agreement, dated as of May 20, 2006, with the lenders from time to time party thereto, U.S. Bank National Association, as collateral agent, and Gary M. Rappeport and Mike Manfred, as trustees, as amended, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are actually known to the officers of the referenced party without any special investigation.

“Labor Agreement” has the meaning set forth in Section 4.16(b).

“Law” means any federal, state, local or foreign law (including the common law and laws related to Taxes), constitution, treaty, statute, ordinance, code, rule, regulation, judgment, order, decree, ruling, writ, injunction, award (including the award of any arbitrator to the extent enforceable by a Governmental Entity) or Permit.

“Lease” shall mean any lease, license, sublease or other written agreement, pursuant to which the Company or any of its Subsidiaries leases, subleases, uses or occupies any real property or improvements.

“Leased Facilities” shall mean all real property leased or subleased by the Company or any of its Subsidiaries pursuant to any Lease on or after the date of this Agreement.

“Liabilities” means any debt, liability, claim, assurance, commitment, obligation, Guarantee, penalty, interest or fine of any kind or nature, whether direct or indirect, known or unknown, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Law (including any Environmental Law), Action or Governmental Order, and whether or not the same would be required by GAAP to be reflected in the Financial Statements or disclosed in the notes thereto.

“Lien” means any mortgage, deed of trust, easement, encroachment, right of way, title defect, title retention agreement, pledge, hypothecation, security interest, encumbrance, claim, community property interest, joint ownership right, ownership interest of any other Person, lien (statutory or other, including a Tax lien), capitalized lease, restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership) or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets under the Uniform Commercial Code of the State of Illinois or comparable Law of any other jurisdiction.

“LKE Program” has the meaning set forth in the GN V LSA.

“Loss” has the meaning set forth in Section 9.2(a).

“Majority Holders” has the meaning set forth in Section 10.2(a).

“Material Contract” has the meaning set forth in Section 4.18.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” means the sum of the Aggregate Merger Consideration, as adjusted pursuant to Section 3.4, plus the Post-Indemnification Amount, if any.

“Merger Consideration Escrow Account” has the meaning set forth in Section 3.3(c).

“Merger Consideration Escrow Amount” means an amount equal to $7,500,000.

“Minority Interests Consideration” has the meaning set forth in Section 2.2(b).

“Minority Subsidiary Interests” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.9(a).

“Net Assets” means, as of any date, the difference found by subtracting (i) the total liabilities of the Company from (ii) the total assets of the Company, each as set forth on the consolidated balance sheet of the Company.

“Net Assets Deficit” means the amount by which, if any, the Target Net Assets exceed the Closing Net Assets.

“Net Assets Surplus” means the amount by which, if any, the Closing Net Assets exceed the Target Net Assets.

“Net Option Distribution Amount” means, with respect to any Company Option for one share of Common Stock, the excess of the Gross Per Share Adjusted Distribution Amount for such Company Option over the exercise price per share of such Company Option.

“Net Per Option Merger Consideration” has the meaning set forth in Section 3.2.

“Net Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“New ABS Program” has the meaning set forth in Section 6.11.

“Non-Competition Agreement” has the meaning set forth in Section 7.2(h).

“Non-Executing Holder” has the meaning set forth in Section 7.2(g).

“Obligor” means a Person obligated to make payments with respect to a Vehicle/Equipment Receivable.

“Option Agreement” means each duly executed Stock Option Agreement or Amended and Restated Stock Option Agreement posted under the identifier code “1.2.4” on the “virtual data room” established by the Company for purposes of the transactions contemplated hereby, including the Merger, and maintained by Intralinks, Inc. under the name “Project Sunday”.

“Option and Surrender and Release Agreement” has the meaning set forth in Section 6.7(c).

“Origination Trust Agreement” means that certain Trust Agreement, dated as of March 27, 2001, by and among the Company, as settlor and initial beneficiary, U.S. Bank Trust National Association, a national banking association with its principal place of business in Chicago, Illinois, as UTI Trustee and administrative trustee, and U.S. Bank Trust National Association, a national banking association with its principal place of business in Wilmington, Delaware, as Delaware Trustee.

“Owned Real Property” shall mean all interests in real property owned or held by the Company or any of its Subsidiaries on or after the date of this Agreement, other than the Leased Facilities, including, but not limited to, any rights, contracts or options to acquire any fee ownership interest in real property.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is materially adverse to the ability of Parent and Sub to consummate the transactions contemplated hereby, including the Merger, on a timely basis.

“Parent Plans” has the meaning set forth in Section 6.4(a).

“Payoff Amount” has the meaning set forth in Section 6.12.

“Payoff Indebtedness” means all Indebtedness of the Company or any of its Subsidiaries (including in the United States and Canada) other than the Conduit Facilities.

“Permit” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities, including Environmental Permits;

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens imposed by Law created in the ordinary course of business of the Company and its Subsidiaries consistent with past practices with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) with respect to interests in real property, including Owned Real Property and Leased Facilities, minor defects of title, easements, rights-of-way, restrictions, servitudes, imperfections in title and other similar charges or encumbrances that do not, individually or in the aggregate, create a Company Material Adverse Effect, (iv) with respect to the Leased Facilities, Liens on the landlord’s interest in each of the Leased Facilities, (v) Liens created by or through Parent or any of its Affiliates, (vi) non-exclusive licenses with respect to Intellectual Property granted to customers in the ordinary course of business consistent with past practices, (vi) Liens securing the obligations of the Company and its Subsidiaries under its existing financing arrangements (viii) Liens described on Schedule 1.1.

“Person” means an individual, corporation (including any non-profit corporation), limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in the Exchange Act).

“Post-Indemnification Amount” means the aggregate total of distributions from the Indemnification Escrow Account for the benefit of holders of Common Stock or Company Options.

“Post-Indemnification Option Payment” has the meaning set forth in Section 3.2.

“Post-Indemnification Stock Payment” has the meaning set forth in Section 3.1(a).

“Pro Rata Adjusted Percentage” means, with respect to any holder of one share of Common Stock or a Company Option to acquire one share of Common Stock, an amount equal to the quotient (expressed as a percentage) of (i) the remainder of (A) the Gross Per Share Distribution Amount,  minus (B) solely with respect to a Company Option, the cash per share purchase price to exercise such Company Option, divided by (ii) the Estimated Aggregate Merger Consideration.

“Pro Rata Portion” means, with respect to any share of Common Stock or any Company Option to acquire one share of Common Stock, an amount equal to the quotient (expressed as a percentage) of (A) one, divided by (B) the number of shares of Total Fully Diluted Common Stock.

“Protest Notice” has the meaning set forth in Section 3.4(b).

“QI Account” has the meaning set forth in the GN V LSA.

“Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of successor regulations).

“Release” means any actual or threatened release, spill, emission, vapor, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” has the meaning set forth in Section 6.2.

“Required Information” has the meaning set forth in Section 6.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Consents” has the meaning set forth in the Recitals.

“Shareholder Indemnified Parties” has the meaning set forth in Section 9.3.

“Shareholder Representative” has the meaning set forth in the Preamble.

“Software” means any and all software of any type and in any form (including source code, object code and executable code), and all rights therein.

“Solvent” has the meaning set forth in Section 5.9.

“Strike Price Adjustment Amount” means the aggregate amount that would be payable (at the applicable exercise price) by the holders of the Company

Options to purchase the corresponding Common Stock upon exercise for cash of all Company Options.

“Sub” has the meaning set forth in the Preamble.

“SUBI Sale Agreement” means each of the Purchase and Sale Agreements between Donlen Corporation, as Seller, and the applicable Conduit Borrower, as Purchaser in connection with each of the Conduit Facilities.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses, directly or indirectly, the right to elect a majority of the directors or Persons holding similar positions, or (iii) of which such Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.  For purposes of this Agreement and the transactions contemplated hereby, GreenDriver shall be deemed to be a Subsidiary of the Company.

“Subsidiary Shareholder” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Target Net Assets” means an amount equal to $135,600,000.

“Tax Contest” means any governmental audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Loss” has the meaning set forth in Section 6.9(e).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign and including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third-Party Claims” has the meaning set forth in Section 9.5(b).

“Total Fully Diluted Common Stock” means the sum of (A) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Common Stock issuable upon the exercise in full for cash of all Company Options outstanding immediately prior to the Effective Time the exercise price of which exceeds the Gross Per Share Distribution Amount (assuming that all such options were vested and exercisable).

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Equity Holder Letter Agreement and the Non-Competition Agreement and any other agreements, instruments, or documents entered into pursuant to this Agreement.

“Transferred Assets” has the meaning set forth in Section 4.25(e).

“Transfer Taxes” has the meaning set forth in Section 6.9(a).

“Vehicle/Equipment” means each passenger automobile, truck, tractor, trailer, fork lift or other vehicle, together with any and all non-severable appliances, parts, instruments, accessories, furnishings, other equipment, accessions, additions, improvements, substitutions and replacements from time to time in or to such vehicle.

“Vehicle/Equipment Lease” means any agreement or lease schedule between either the Company or Donlen Trust, as lessor, and any lessee providing for the lease of Vehicles/Equipment.

“Vehicle/Equipment Receivable” means any right to payment from an Obligor under a Vehicle/Equipment Lease, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

Section 1.2                Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c)           Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d)           When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e)           The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 12, 2011, unless the context requires otherwise requires.

(f)            References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g)           Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE II

THE TRANSACTIONS; CERTAIN RELATED MATTERS

Section 2.1                The Merger.

(a)           The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Illinois and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects set forth in the IBCA.

(b)           Effective Time.  Parent, Sub and the Company shall cause a mutually acceptable certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Illinois as provided in the IBCA, and shall make all other filings or recordings required by the IBCA in connection with the Merger.  The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Illinois or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

(c)           Closing.  The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m.,

Chicago time, on a date to be specified by the parties, which shall be the later of (i) August 31, 2011 or (ii) no later than three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).  Notwithstanding the foregoing, if Parent has otherwise complied with its obligations to establish the New ABS Program pursuant to Section 6.11, Parent shall be entitled to extend the Closing Date to a date no later than the date which is three (3) Business Days after the date on which the New ABS Program is established, but only for the purpose of establishing the New ABS Program, but in no event later than September 30, 2011.

(d)           Articles of Incorporation and By-laws of Surviving Corporation.  The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in their entirety to read as set forth in Exhibit C attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation.  The by-laws of Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Donlen Corporation, until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such by-laws.

(e)           Directors and Officers of the Surviving Corporation.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and by-laws.  The individuals set forth on Exhibit D hereto shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and by-laws.

Section 2.2                Minority Interest Transfer.

(a)           Purchase and Sale of Minority Subsidiary Interests.  Upon the terms and subject to the conditions of this Agreement, at, and subject to, the Closing and immediately prior to the Merger, Parent shall purchase from each Subsidiary Shareholder, and each Subsidiary Shareholder shall sell to Parent, the Minority Subsidiary Interests set forth opposite each such Subsidiary Shareholder’s name on Exhibit E hereto (the “Minority Interest Transfer”).

(b)           Minority Interests Consideration.  The purchase price for the Minority Subsidiary Interests shall be an amount in cash set forth opposite each such

Subsidiary Shareholder’s name on Exhibit E hereto (the “Minority Interests Consideration”).

(c)           Payment of Minority Interests Consideration.  At the Closing (i) each Subsidiary Shareholder shall deliver to Parent certificates or other evidence reasonably satisfactory to Parent evidencing such Subsidiary Shareholder’s interests in the Minority Subsidiary Interests and (ii) Parent shall deliver to each Subsidiary Shareholder an amount in cash equal to the Minority Interests Consideration set forth opposite such Subsidiary Shareholder’s name on Exhibit E hereto, by wire transfer of immediately available funds to the account or accounts designated by such Subsidiary Shareholder to Parent in writing at least two (2) Business Days prior to the Closing.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1                Conversion of Shares.

(a)           At the Effective Time, and subject to the terms and conditions of this Agreement, each share of the Company’s Class A Voting Common Stock, no par value per share (the “Class A Common Stock”), and each share of the Company’s Class B Non-Voting Common Stock, no par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, the Company, Parent or Sub, be converted into the right to receive an amount in cash, without any interest thereon, equal to (i) the Gross Per Share Adjusted Distribution Amount for such share of Common Stock, plus (ii) the Pro Rata Portion of the amounts, if any, payable to holders of Common Stock and Company Options pursuant to Section 3.4(c), minus (iii) the Holder Overpayment Amount, if any, plus (iv) the Pro Rata Adjusted Percentage of any amounts payable to holders of Common Stock and Company Options pursuant to Section 3.5 (the cash amount as so computed pursuant to the foregoing formula being herein referred to as the “Net Per Share Merger Consideration”).

(b)           Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the Surviving Corporation, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation.

(c)           All shares of Common Stock that are owned by the Company as treasury stock or by any Subsidiary of the Company shall, at the Effective

Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)           At the Effective Time, each share of Common Stock converted into the right to receive the Net Per Share Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Certificates in accordance with Section 3.3, the Net Per Share Merger Consideration, without any interest thereon, for each share of Common Stock held by them.

Section 3.2                Stock Options.  Each option to purchase Common Stock granted under the Donlen Corporation Employee Stock Option Plan, as amended, or any other equity-based compensation plan and outstanding at the Effective Time, whether or not vested or exercisable (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be terminated as of the Effective Time and shall represent thereafter only the right to receive, with respect to each share of Common Stock underlying such Company Option, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without any interest thereon, equal to (a) the applicable Net Option Distribution Amount for such particular Company Option, plus (b) the Pro Rata Portion of the amounts, if any, payable to holders of Common Stock and Company Options pursuant to Section 3.4(c), minus (c) the Holder Overpayment Amount, if any, plus (d) the applicable Pro Rata Adjusted Percentage for such Company Option of any amounts payable to holders of Common Stock and Company Options pursuant to Section 3.5 (the cash amount as so computed pursuant to the foregoing formula with respect to any particular Company Option for a share of Common Stock being herein referred to as the “Net Per Option Merger Consideration” for such Company Option).

Section 3.3                Payments on Closing.

(a)           Initial Closing Statement.  Not fewer than five (5) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent and the Shareholder Representative a statement (the “Initial Closing Statement”) setting forth the Company’s calculation of the Estimated Aggregate Merger Consideration, equal to:  (i) the Base Merger Consideration, adjusted by (ii) the Company’s reasonable, good faith estimate of the Closing Net Assets (the “Estimated Net Assets”) estimated as of immediately prior to the Effective Time, including in reasonable detail the basis for the computation and reasonable supporting documentation therefor, and the resulting amount of the Estimated Net Assets Surplus, if any, or the Estimated Net Assets Deficit, if any, as applicable.  The Initial Closing Statement shall also show the calculation of the Gross Per Share Distribution Amount equal to the quotient of (i) the sum of (A) the Estimated Aggregate Merger Consideration, plus (B) the Strike Price Adjustment Amount (as determined pursuant to the express terms of the applicable Option Agreements), divided by (ii) the Total Fully Diluted Common Stock.  The Initial

Closing Statement shall be accompanied by the Flow of Funds Memorandum, prepared in good faith by the Company in conformity with the Initial Closing Statement and the ownership of the Common Stock and Company Options as of immediately prior to the Effective Time.  The Flow of Funds Memorandum shall show the Gross Per Share Adjusted Distribution Amount for each holder of a share of Common Stock or a Company Option for a share of Common Stock equal to the Gross Per Share Distribution Amount reduced by such holder’s (x) Pro Rata Portion of the Merger Consideration Escrow Amount, and (y) Pro Rata Adjusted Percentage of the Indemnification Escrow Amount.

(b)           Payment of Gross Per Share Adjusted Distribution Amount and Net Option Distribution Amount.  Subject to satisfaction of the closing conditions and closing deliveries described in Article VII, at the Closing, Parent shall make payment (i) to each holder of Common Stock, upon delivery to Parent of the Certificates representing such holder’s Common Stock, an amount in cash for each share of Common Stock held by such holder equal to the Gross Per Share Adjusted Distribution Amount for all shares of Common Stock of such holder, as set forth opposite such holder’s name in the Flow of Funds Memorandum by wire transfer of immediately available funds to the account or accounts set forth in the Flow of Funds Memorandum and (ii) to each holder of a Company Option, an amount in cash for each Company Option held by such holder equal to the applicable Net Option Distribution Amount (less such amounts to be withheld and delivered with respect to holders of Company Options pursuant to Section 3.6) for such Company Option as set forth opposite such holder’s name in the Flow of Funds Memorandum by wire transfer of immediately available funds to the account or accounts set forth in the Flow of Funds Memorandum.

(c)           Merger Consideration Escrow.  At or prior to the Effective Time, the Shareholder Representative, Parent, the Company and the Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”).  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, into an account maintained by the Escrow Agent (the “Merger Consideration Escrow Account”), an amount of cash equal to the Merger Consideration Escrow Amount.  Distributions from the Merger Consideration Escrow Account shall be governed by the Escrow Agreement and this Agreement.

(d)           Indemnification Escrow.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, into an account maintained by the Escrow Agent (the “Indemnification Escrow Account”), an amount of cash equal to the Indemnification Escrow Amount.  Distributions from the Indemnification Escrow Account shall be governed by the Escrow Agreement and this Agreement.

(e)           No Further Rights.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock and of Company Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common

Stock or Company Options, as applicable, other than the right to receive the Net Per Share Merger Consideration, without any interest thereon, for each share of Common Stock held by them, or the applicable Net Per Option Merger Consideration, without any interest thereon, for each Company Option held by them, as applicable.

(f)            No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Common Stock or Company Options for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.4                Purchase Price Adjustment.

(a)           Closing Statement.  As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Parent shall, at its expense, prepare and deliver, or cause to be prepared and delivered, to the Shareholder Representative a written statement setting forth Parent’s calculation of the Aggregate Merger Consideration, equal to:  (i) the Base Merger Consideration, adjusted by (ii) the Parent’s reasonable, good faith determination of the Closing Net Assets as of immediately prior to the Effective Time, including in reasonable detail the basis for the computation and reasonable supporting documentation therefor, and the resulting amount of the Net Assets Surplus, if any, or the Net Assets Deficit, if any, as applicable (the “Closing Statement”).  The Closing Statement shall be prepared using GAAP, consistently applied as used by the Company in preparing its year-end audited financial statements (but giving effect to the adjustments set forth in the definition of “Closing Net Assets” hereunder).  During such sixty (60) day period and until the date of the determination of the Final Closing Statement, Parent agrees to provide, or cause its employees (including the employees of the Surviving Corporation) to provide, the Shareholder Representative and its Representatives with reasonable access during regular business hours to the relevant books, records and personnel of the Surviving Corporation.

(b)           Review and Dispute of Closing Statement.  The Shareholder Representative shall have thirty (30) days after delivery of the Closing Statement by Parent to review the same and, if he objects to any aspect of such Closing Statement, to deliver to Parent a written statement thereon (the “Protest Notice”).  The Protest Notice shall list the specific items included in the Closing Statement, if any, to which the Shareholder Representative takes exception and the Shareholder Representative’s proposed adjustment, including in reasonable detail the basis for the computation and reasonable supporting documentation therefor.  Subject to Parent’s compliance with its obligations to provide access to the relevant books, records and personnel of the Surviving Corporation under Section 3.4(a), the failure of the Shareholder Representative to deliver such Protest Notice within such thirty (30) day period following delivery of the Closing Statement will constitute the Shareholder Representative’s acceptance of the Closing Statement as prepared by Parent and the Closing Statement shall become final and binding on the Shareholder Representative and the holders of Common Stock and Company Options.  If the Shareholder Representative timely delivers a Protest Notice to Parent and Parent does not give the Shareholder Representative notice of its objections to such Protest Notice within thirty (30) days following receipt of such Protest Notice, Parent shall be deemed to have accepted the Closing Statement as adjusted by the Shareholder Representative in the Protest Notice.  If Parent objects to the Protest Notice within said thirty (30) day period following delivery to Parent of the Protest Notice (the adjustments to which Parent objects being referred to herein as the “Contested Adjustments”), the Shareholder Representative and Parent shall attempt in good faith to resolve the dispute regarding the Contested Adjustments.  If a final resolution thereof is not reached within ten (10) Business Days of the Shareholder Representative’s receipt of Parent’s objections thereto, either the Shareholder Representative or Parent shall thereafter be entitled to refer any remaining Contested Adjustments to an internationally recognized independent public accounting firm that does not regularly represent either Parent or the Company as shall be agreed upon in writing by the Shareholder Representative and Parent (the “Independent Accounting Firm”).  If there is such a referral to the Independent Accounting Firm, each of the Shareholder Representative and Parent agrees, if requested by the Independent Accounting Firm, to execute a reasonable engagement letter and shall submit to the Independent Accounting Firm not later than ten (10) Business Days after its appointment, a written statement summarizing its position on the Contested Adjustments, together with such supporting documentation as it deems necessary.  The Independent Accounting Firm shall act in its capacity as an expert in accounting and not as an arbitrator to determine, based solely on the materials submitted and presentations by the Shareholder Representative and Parent, and not by independent review, only the Contested Adjustments that have not been settled by negotiation and shall be instructed to render its decision within forty-five (45) days of its appointment or as soon thereafter as is reasonably practicable.  In making its determination, the Independent Accounting Firm will select Parent’s calculations of the Contested Adjustments, the Shareholder Representative’s calculations of the Contested Adjustments or any amount in between the two, and will use GAAP in a manner consistent with the requirements set forth herein for preparation of the Closing Statement.  The decision of the Independent Accounting Firm as to the Contested Adjustments shall be final and binding on, and shall not be subject to appeal by, the Shareholder Representative or Parent, and may be entered and enforced by any court having jurisdiction.  The Closing Statement shall be revised as necessary to reflect the decision of the Independent Accounting Firm and the other modifications thereto previously agreed to by the Shareholder Representative and Parent.  Each of the Shareholder Representative and Parent shall bear its own expenses incurred in connection with the resolution of the Closing Statement, and the fees and expenses of the Independent Accounting Firm shall be borne equally by the Shareholder Representative, on the one hand, and Parent, on the other hand.  The term “Final Closing Statement,” as used in this Agreement, shall mean the definitive Closing Statement accepted by the Shareholder Representative or agreed to by Parent and the Shareholder Representative or the definitive Closing Statement resulting from the determinations made by the Independent Accounting Firm in accordance with this Section 3.4(b) (in addition to those items theretofore accepted by the Shareholder Representative or agreed to by Parent and the Shareholder Representative).

(c)           Within five (5) Business Days of the determination of the Final Closing Statement:

(i)      If the Aggregate Merger Consideration equals the Estimated Aggregate Merger Consideration, or if Additional Merger Consideration is due, then (A) Parent and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Merger Consideration Escrow Account an amount equal to the Merger Consideration Escrow Amount (together with any earnings on the Merger Consideration Escrow Amount and less such amounts to be withheld and delivered with respect to holders of Company Options pursuant to Section 3.6) by wire transfer to the Shareholder Representative, for distribution to the holders of Common Stock and Company Options in accordance with each such holder’s Pro Rata Portion thereof for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time and (B) Parent shall deliver promptly an amount in cash equal to the Additional Merger Consideration, if greater than zero, by wire transfer to the Shareholder Representative, for distribution to the holders of Common Stock and Company Options in accordance with each such holder’s Pro Rata Portion thereof for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time.

(ii)     If there is an Excess Amount due that is less than or equal to the Merger Consideration Escrow Amount, then Parent and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Merger Consideration Escrow Account by wire transfer (A) to Parent, the Excess Amount (together with the corresponding proportion of any earnings on the Merger Consideration Escrow Amount) and (B) to the Shareholder Representative (less such amounts to be withheld and delivered with respect to holders of Company Options pursuant to Section 3.6), for distribution to the holders of Common Stock and Company Options, the remaining amount (including any remaining earnings) of funds held in the Merger Consideration Escrow Amount (after distributions to the Parent in accordance with the foregoing clause (ii)(A) hereof), to be distributed to each such holder in the same manner as set forth in clause (i)(A) of this Section 3.4(c).

(iii)    If there is an Excess Amount due that is greater than the Merger Consideration Escrow Amount, then (A) Parent and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Merger Consideration Escrow Account by wire transfer to Parent all the funds then in the Merger Consideration Escrow Account (including any earnings on the Merger Consideration Escrow Amount) and (B) each holder of Common Stock or Company Options shall, pursuant to the terms of a letter agreement substantially in the form attached hereto as Exhibit G (the

“Equity Holder Letter Agreement”), pay by wire transfer to Parent an amount (the “Holder Overpayment Amount”) for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time an amount equal to the Pro Rata Portion of the difference between (x) the Excess Amount minus (y) the Merger Consideration Escrow Amount.

Section 3.5                Post-Indemnification Payments.  All funds in the Indemnification Escrow Account shall be distributed in accordance with the Escrow Agreement and this Agreement.

Section 3.6                Withholding Rights.  Parent, the Surviving Corporation or the Shareholder Representative shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III or otherwise such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  Any amounts so deducted and withheld and paid over to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or Company Options in respect of which such deduction and withholding was made.  With respect to any amounts to be so deducted and withheld with respect to consideration otherwise payable from the Merger Consideration Escrow Account or the Indemnification Escrow Account to any holder of Company Options pursuant to this Article III, Parent and the Shareholder Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Merger Consideration Escrow Account or the Indemnification Escrow Account, as applicable, by wire transfer to the Surviving Corporation such amounts to be so deducted and withheld.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule (with specific reference to the representations and warranties in this Article IV to which the information in such disclosure schedule relates; provided, that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), the Company represents and warrants to Parent and Sub as follows:

Section 4.1                Organization; Qualification.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, license, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property or assets owned, licensed, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has made available to Parent a copy of its articles of incorporation and by-laws, as currently in effect, and the Company is not in violation of any provision of its articles of incorporation or by-laws.  Each of the articles of incorporation and by-laws of the Company is in full force and effect and no other organizational or governing documents are applicable to or binding upon the Company. The Company has previously made available to Parent correct and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) and records of corporate proceedings of all meetings of the holders of Common Stock, the Company’s board of directors and each committee of the Company’s board of directors occurring at or prior to the date hereof.

(c)           Schedule 4.1(c) sets forth, as of the date hereof, a complete and accurate list of the names and titles of all of the directors and officers of the Company.

Section 4.2                Subsidiaries.

(a)           Schedule 4.2(a) sets forth, as of the date hereof, (i) a complete and accurate list of each Subsidiary of the Company and all other Persons in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or other Equity Securities or otherwise controls, directly or indirectly and (ii) for each Subsidiary of the Company or other entity required to be set forth on Schedule 4.2(a) pursuant to clause (i) above, its name and jurisdiction of organization, the number or percentage, as applicable, and type of its issued and outstanding Equity Securities, the names of the holders thereof, and the number or percentage, as applicable, thereof held by each such holder.  No Equity Securities of any Subsidiary are held in treasury.  All of the outstanding Equity Securities of each Subsidiary or other entity required to be set forth on Schedule 4.2(a) pursuant to clause (i) above are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any Contract or preemptive or similar rights.

(b)           Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, license, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of the Subsidiaries of the Company is qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) in each jurisdiction in which the property or assets owned, licensed, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           The Company has made available to Parent a correct and complete copy of the organizational and governing documents of each Subsidiary of the Company, as currently in effect, and no such Subsidiary is in violation of any provision of any such organizational or governing document.  Each such organizational or governing document is in full force and effect and no other organizational or governing documents are applicable to or binding upon such Subsidiaries. The Company has previously made available to Parent correct and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) and records of proceedings of all meetings of the stockholders or holders of other Equity Securities, the manager, board of directors, board of managers or similar governing Person or body and each committee of the board of directors, board or managers or similar governing Person or body for each Subsidiary of the Company.

(d)           As of the date hereof:  (i) the Minority Subsidiary Interests held by each of the Subsidiary Shareholders are duly authorized, validly issued, fully paid and nonassessable, and none of them has been issued in violation of any Contract or preemptive or similar rights and (ii) each of the Subsidiary Shareholders owns beneficially and of record, has good and valid title to, free and clear of all Liens (other than restrictions imposed by applicable securities Laws), and has the unrestricted power and authority to sell, transfer and convey to Parent, the Minority Subsidiary Interests held by such Subsidiary Shareholder.  Further, at the Closing, and upon delivery to Parent of the certificates or other evidence evidencing each Subsidiary Shareholder’s interests in the Minority Subsidiary Interests and payment for such Minority Subsidiary Interests at the Closing as provided in this Agreement, each of the Subsidiary Shareholders will convey to Parent good and valid title to such Minority Subsidiary Interests held by such Subsidiary Shareholder, free and clear of all Liens (other than restrictions imposed by applicable securities Laws).

Section 4.3                Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000 shares of Class A Common Stock, 216,960.14 of which were issued and outstanding, (ii) 500,000 shares of Class B Common Stock, 4,713 of which were issued and outstanding and (iii) 250,000 shares of preferred stock with no par value, none of which were issued.  No shares of the Company’s capital stock are held as treasury shares (except, if any, as are to be cancelled upon in connection with the Merger pursuant to Section 3.1(c)).  Schedule 4.3(a) sets forth, with respect to the Company, a correct and complete list, as of the date hereof, of the holders of record of its issued and outstanding shares of capital stock and the class of capital stock and number of shares owned by each holder.  All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable, and none of them has been issued in violation of any Contract or preemptive or similar rights.  As of the date hereof, there were outstanding Company Options for the purchase of (i) 60,000 shares of Class A Common Stock and (ii) 14,558 shares of Class B Common Stock.  Schedule 4.3(a) sets forth a correct and complete list, as of the date hereof, of all outstanding Company Options, indicating with respect to each such Company Option, the name of the holder thereof, the number and class of shares of Common Stock subject thereto, the exercise price, and the date of grant thereof.  As of the date hereof, except as described in this Section 4.3(a), there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other Equity Securities in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or Equity Securities, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or Person, (iii) voting trusts or similar agreements, to which the Company or any of its Subsidiaries is a party or otherwise, with respect to the voting of the capital stock of the Company or any of its Subsidiaries, (iv) any agreement or arrangement providing for registration rights with respect to any capital stock or other Equity Securities of the Company or any Subsidiary or (v) a rights agreement, “poison pill,” anti-takeover plan or similar arrangement with respect to any capital stock or other Equity Securities of the Company or any Subsidiary; provided, that the Company has executive severance protection agreements with certain key employees of the Company (as set forth in Schedule 4.3(a)) that result in specified payments if, inter alia, such employee is terminated without cause on or after a change of control.

(b)           All of the outstanding shares of capital stock or other Equity Securities of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens other than (i) the Minority Subsidiary Interests held by the Subsidiary Shareholders, (ii) 0.022% of GN Funding II, L.L.C. held by the independent member, (iii) the special units of beneficial interest in Donlen Trust sold to investors, as described in Schedule 4.3(b) and (iv) the interests in the universal trust interest or special units of beneficial interest in Donlen Trust conveyed by the Company pursuant to the Conduit Facility Documents or the Intercreditor Agreement.

(c)           No Person shall be entitled to any portion of the Merger Consideration, except for holders of record of Common Stock and holders of record of Company Options issued, outstanding and unexercised, in each case, as of immediately prior to the Effective Time.

Section 4.4                Authorization; Validity of Agreement; Company Action.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Merger) and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby (including the Merger) and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company.  The adoption of this Agreement and each of the other Transaction Documents and the approval of the transactions contemplated hereby (including the Merger) and thereby by the holders of Class A Common Stock and the Class B Common Stock, voting as separate classes, are the only approvals of holders of Common Stock necessary to approve the Merger and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, which such approvals will be obtained by delivery of executed Shareholder Consents from such shareholders to the Company immediately following the execution of this Agreement.  No other corporate action on the part of the Company is necessary to adopt this Agreement and the other Transaction Documents to which it is a party or to authorize the execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby (including the Merger) and thereby.  This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which the Company is a party will have been, duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and, to the extent applicable, thereof by Parent and Sub, this Agreement is, and each of the other Transaction Documents will be, a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.5                Consents and Approvals; No Violations.  Except (a) as set forth on Schedule 4.5, (b) for filings pursuant to the HSR Act and any required filings or notifications under any other Competition Laws and (c) for the filing of the Certificate of Merger, neither the execution, delivery or performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby (including the Merger) and thereby, will (i) violate or contravene any provision of the articles of incorporation or by-laws (or equivalent organizational or governing documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate or contravene any (A) Law, (B) Governmental Order or (C) Permit applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”) or (v) result in the creation or imposition of any Liens with respect to any of the assets or properties of the Company or its Subsidiaries; except in the case of clauses (ii), (iii), (iv) and (v) for such violations, breaches, defaults, terminations, cancellations, modifications or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, or creation or imposition of Liens as (A) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.6                Financial Statements.

(a)           Attached as Schedule 4.6(a) are true and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries, including any notes and schedules thereto and together with the auditor’s report thereon, as of and for the years ended August 31, 2008, August 31, 2009 and August 31, 2010 and (ii) the unaudited condensed consolidated balance sheet of the Company and its consolidated Subsidiaries as of May 31, 2011 and the related unaudited condensed consolidated statement of operations for the nine (9) month periods then ended, including the notes and schedules thereto.  All of the foregoing financial statements are hereinafter collectively referred to as the “Company Financial Statements.” The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and, in the case of the year end statements, consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of notes).

(b)           Attached as Schedule 4.6(b) is the most recent unaudited balance sheet (internally prepared by a financial officer of the Company, in its capacity servicer) for GreenDriver (the “GreenDriver Balance Sheet,” and collectively with the Company Financial Statements, the “Financial Statements.”  The GreenDriver Balance Sheet has been prepared from, and are in accordance with, the books and records of GreenDriver, and fairly present in all material respects the consolidated financial position of GreenDriver as of the date of such balance sheet.

Section 4.7                No Undisclosed Liabilities.  Except for (a) Liabilities incurred in the ordinary course of business consistent with past practices since August 31, 2010, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (d) Liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (including, for this purpose, GreenDriver) has incurred any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (assuming for this purpose that GreenDriver is a consolidated Subsidiary of the Company), as applicable, in each case prepared in accordance with GAAP as applied on a consistent basis in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries or of GreenDriver, as applicable, included in the Financial Statements.

Section 4.8                Absence of Certain Changes.  Except as contemplated by this Agreement, since August 31, 2010 through the date hereof, (a) no event, occurrence, fact, condition, circumstance or change has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (b) the Company and its Subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practices and have not taken, or agreed or committed to take, any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of or otherwise require the consent of Parent pursuant to, clauses (d) or (e) of Section 6.1 of this Agreement.

Section 4.9                Employee Benefit Plans; ERISA.

(a)           Schedule  4.9(a) sets forth a list of each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) other than any plan that is a “multiemployer plan,” as defined in Section 3(37), 4001(a)(3), 4063 or 4064 of ERISA or Section 414(f) of the Code (“Multiemployer Plan”), each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries (the “Benefit Plans”).

(b)           The Company has made available to Parent true and complete copies (or, in the case of unwritten Benefit Plans, summary descriptions) of the governing documents of all Benefit Plans, along with, to the extent applicable to the particular Benefit Plan, true and complete copies of the following:  (i) the most recent summary plan description, and all summaries of material modifications related thereto, (ii) all Contracts currently in effect relating to the funding or administration of a Benefit Plan, including, without limitation, any trust agreement, insurance policy or third party service provider agreements, (iii) the most recent opinion or determination letter from the IRS for each Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) Form 5500s for the preceding three (3) plan years and (v) all material written correspondence to or from any Governmental Entity relating to a Benefit Plan.

(c)           Each Benefit Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code, and in accordance with their terms.

(d)           Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e)           None of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors or contributes to or has within the six-year period prior to the date hereof maintained, sponsored or contributed to, or been required to contribute to, or participated in (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, (ii) a plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, (iii) a Multiemployer Plan, (iv) a multiple employer plan (as defined in ERISA and the Code) or (v) a plan that provides post-employment or retiree life insurance, health benefits or other employee welfare benefits to any individual after such individual’s termination of service with the Company or any of its Subsidiaries, except as required by Section 4980B of the Code or comparable state Law.  No Liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would give rise to any such Liability thereunder.

(f)            To the knowledge of the Company, (i) there are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine claims for benefits) and (ii) as of the date hereof, no Action, legal or otherwise, has been commenced with respect to any such material unresolved claims.

(g)           Except as set forth in Schedule 4.9(g), no individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, severance, termination allowance, service or accelerated rights to payments under any Benefit Plan or Contract, including any parachute payment (as defined in Section 280G of the Code and Regulations Section 1.280G-1Q/A-2) or the right to receive any gross-up or other payment in connection with the imposition of any Tax (including any excise Tax or other amounts pursuant to Section 4999 of the Code).

(h)           All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) required to be made under the terms of any of the Benefit Plans have been timely made.

(i)            Each Benefit Plan (other than those set forth under the headings “Executive Severance Protection Agreement” and “Donlen Corporation Employee Stock Option Plans” in Schedule 4.9) is by its terms able to be unilaterally amended or terminated by the Company or its Subsidiaries, as applicable, without material additional liability.

(j)            Neither Company nor any of its Subsidiaries has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under

Section 409A of the Code (including taking into account the transactions contemplated by this Agreement).

Section 4.10              Litigation.  As of the date hereof, there is no (a) material Action pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or (b) material Governmental Order or material settlement agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

Section 4.11              Compliance with Law.   Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties or the conduct of their respective businesses as conducted as of the date hereof that, in any such case, would be material to the Company and its Subsidiaries taken as a whole.  Notwithstanding the foregoing, this Section 4.11 shall not apply to Benefit Plans, Taxes, Intellectual Property, Environmental Laws or Labor Matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.12, Section 4.14, Section 4.15 and Section 4.16, respectively.

Section 4.12              Taxes.

(a)           Except as provided in Schedule 4.12(a), each of the Company and its Subsidiaries (i) has timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the company and its subsidiaries.  All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or are being contested in good faith by the Company or its Subsidiaries and accrued in accordance with GAAP.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  Any unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent Financial Statements, exceed the reserve for Taxes (exclusive of any reserve for deferred Taxes relating to GAAP and Tax timing differences), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date.

(b)           Except as provided in Schedule 4.12(b), there are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries and no written claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.  Schedule 4.12(b) indicates all Tax Returns that have been audited or for which an audit is in process.  The Company has provided Parent with correct and complete copies of Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since November 15, 2006.

(c)           Except as provided in Schedule 4.12(c), There are no outstanding written Contracts, requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries is currently a party to any Contract or agreement providing for the indemnity, allocation or sharing of Taxes (other than this Agreement).

(e)           There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Financial Statements, except Permitted Liens.

(f)            Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated income Tax Return (other than a group the common parent of which was the Company) for any Tax period for which the relevant statute of limitations has not expired or (ii) has Liability for the material Taxes of any Person (other than the Company or any Subsidiary) pursuant to Regulations Section 1.1502-6 (or similar provision in state or local Law), by Contract, as a transferee, successor or otherwise.

(g)           The Company and each Subsidiary have withheld and paid over to the applicable taxing authority all material Taxes required to be withheld and paid over in connection with amounts paid and owing to any employee, independent contractor, shareholder or other Person.

(h)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period ending after the Closing Date as a result of (i) solely as a result of the consummation of the transactions contemplated by this Agreement, (ii) except as provided in Schedule 4.12(h), any change in method of Tax accounting that was made prior to the Closing Date with respect to any Tax period ending on or before the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision under any Tax Law) entered into on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account with respect to any Subsidiary that was entered into or created on or before the Closing Date, (v) any installment sale or open transaction disposition that occurred on or prior to the Closing Date, and (vi) any prepaid amount received on or prior to the Closing Date or any election under Section 108(i) of the Code.  Notwithstanding any other provision of this Agreement, the Company makes no representation or warranty concerning the extent to which its net operating losses and other tax attributes will be subject to limitations under Sections 382 and 383 of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(i)            Neither the Company nor any Subsidiary has distributed Equity Securities of another Person, or has had shares of its Common Stock or Equity

Securities, as applicable, distributed by another Person, in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)            Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Regulations Section 1.6011-4(b).

(k)           Neither the Company nor any of its Subsidiaries has undergone a change in ownership under Section 382 of the Code (or analogous provision of state or local Law).

(l)            The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken by them that could give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code.

(m)          Neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS or any comparable ruling from any other taxing authority.

Section 4.13              Tangible Assets.  Except as set forth on Schedule 4.13 or as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.14              Intellectual Property.

(a)           Schedule 4.14(a) sets forth a complete and accurate list of all U.S. and foreign:  (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications owned by the Company or any of its Subsidiaries.  The Company or one of its Subsidiaries is the sole owner, free and clear of all Liens other than Permitted Liens, of the foregoing patents, registrations and applications, and such patents, registrations and applications are subsisting and are recorded in the name of the Company or one of its Subsidiaries, and to the knowledge of the Company, such patents and registrations are valid and enforceable.  Schedule 4.14(b) sets forth a complete and accurate list of all material Contracts pursuant to which the Company or a Subsidiary licenses or otherwise grants to a third party, or receives a license or other grant from a third party of, Intellectual Property rights (other than Contracts granting rights to readily available software or hardware).  To the knowledge of the Company, the Company or one of its Subsidiaries is the sole owner, free and clear of all Liens other than Permitted Liens, of or otherwise has the right to use all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.  To the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate or otherwise violate, any Person’s Intellectual Property rights, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any Subsidiary.  To the knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries.  As of the date hereof, no such claim is pending or threatened in writing against any Person by either the Company or any of its Subsidiaries.  To the knowledge of the Company, the Company and its Subsidiaries are in compliance with applicable Law, as well as their own policies, relating to privacy, data protection and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or any such Laws or policies.

(b)           To the knowledge of the Company, no loss or expiration of any material Company IP is threatened or pending, except for Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by the Company or its Subsidiaries, including a failure to pay any required maintenance fees, except in the ordinary course of business consistent with past practice).  The Company and its Subsidiaries have obtained from their current and former employees and all other Persons who have developed any Intellectual Property for them that is owned or purported to be owned by the Company or its Subsidiaries all right, title and interest in and to all such Intellectual Property, free and clear of all Liens other than Permitted Liens, whether by operation of Law or through written assignments.

(c)           Except for consultants retained in the ordinary course of business and subject to commercially reasonable confidentiality terms, the Company and its Subsidiaries have not allowed any Person (other than their respective employees) to have access to any of the source code for the Company Software, and the Company and its Subsidiaries are not obligated to provide any such source code for the Company Software to any Person (including pursuant to an escrow arrangement).

Section 4.15              Environmental.

(a)           Each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of Permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof.

(b)           Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           To the knowledge of the Company, with respect to the real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that require a Cleanup, or result in any Environmental Claim.

(d)           To the knowledge of the Company, there are no underground storage tanks or above ground storage tanks at any real property currently owned, leased or operated by the Company or any of its Subsidiaries, other than the above ground diesel storage tank for back-up generator at the 2315 Sanders Road, Northbrook, IL leased property.

Section 4.16              Labor Matters.

(a)           As of the date hereof, there are no material pending or, to the knowledge of the Company, threatened labor strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries.

(b)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rule or practice, or any other labor-related agreement or arrangement with any labor union or labor organization (collectively, “Labor Agreement”) and no Labor Agreement is currently being negotiated by the Company or any of its Subsidiaries.

(c)           Each of the Company and its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity and labor relations.

(d)           Neither the Company nor any of its Subsidiaries has within the past five (5) years implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 4.17              Board Vote; Shareholder Vote; Takeover Statutes.  At or prior to the date hereof, the board of directors of the Company has, by unanimous written consent of all directors then in office, (a) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby (including the Merger) and thereby are advisable, fair to and in the best interest of the Company’s shareholders; (b) approved and adopted this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement (including the Merger) and such other Transaction Documents; and (c) resolved to recommend that the shareholders of the Company adopt this Agreement and the other Transaction Documents and approve the transactions contemplated hereby (including the Merger) and thereby.  Immediately following the execution of this Agreement, the holders of Class A Common Stock and Class B Common Stock, each voting as a separate class, will adopt this Agreement and the other Transaction Documents and approv the transactions contemplated hereby

(including the Merger) and thereby by written consent.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company or any of its Subsidiaries is applicable to this Agreement, the other Transaction Documents, the Merger or the other transactions contemplated hereby and thereby.

Section 4.18                                          Material Contracts.  Except as set forth on Schedule 4.18, as of the date hereof, the Company and its Subsidiaries are not a party to nor are any of their respective properties or assets bound by:

(a)                                  any mortgages, indentures, Guarantees, loans or credit agreements, security agreements, swap agreements or other Contracts relating to Indebtedness or the extension of credit, in each case as to which the Company or any of its Subsidiaries is an obligor and has an outstanding principal amount in excess of $750,000 other than (i) trade accounts receivables and payables and (ii) loans to or among direct or indirect wholly-owned Subsidiaries or loans from direct or indirectly wholly-owned Subsidiaries, in each case incurred or made in the ordinary course of business consistent with past practices;

(b)                                 any Contracts as to which the Company or one of its Subsidiaries is an obligor that relate to (i) the deferred purchase price (to the extent in excess of $750,000 in the aggregate, with respect to all such Contracts) that the Company or one of its Subsidiaries is or will be obligated to pay in respect of property or (ii) (A) the sale (including any conditional sale) or servicing of leases or lease portfolios or other receivables pursuant to any Contract for aggregate consideration in excess of $750,000 or (B) the securitization of leases or other receivables;

(c)                                  any Contracts that relate to any Guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit;

(d)                                 any Contracts that relate to the formation, creation, operation, management or control of, or participation in, any partnership or joint venture or other similar arrangement with a third party;

(e)                                  any Contracts with respect to any acquisition, divestiture, merger or similar transaction, pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payments or liabilities;

(f)                                    any Contracts that contain covenants which, by their terms, (i) prohibit or limit the Company or any of its Subsidiaries or existing or future Affiliates of any of them from competing in any business or with any Person or in any geographic area, (ii) grant any exclusive rights or licenses under Intellectual Property, (iii) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to solicit or conduct business with any customers, vendors or suppliers or to solicit or hire any employees or contractors (other than a highly confidential settlement agreement with a competitor of the Company in which the Company has agreed not to solicit any of its employees through April 29, 2012) or (iv) otherwise prohibit or limit the right of the Company or its Subsidiaries to conduct its business in any material respect;

(g)                                 any Contracts that the Company reasonably anticipates will, in accordance with their terms, require aggregate payments by the Company and its Subsidiaries of more than $750,000 within the twelve (12) month period following the Effective Time and that are not cancelable by the Company or its Subsidiaries without Liability on thirty (30) or fewer days’ notice to the other party thereto;

(h)                                 any Contract or group of related Contracts requiring, or that the Company reasonably believes will require, a future unreimbursed capital expenditure by the Company or any of its Subsidiaries in excess of $375,000 individually or $750,000 in the aggregate;

(i)                                     any settlement agreement or any similar Contract restricting the Company’s or its Subsidiaries’ right to use, sell, license, sublicense, transfer or otherwise dispose of all or part of any material Intellectual Property;

(j)                                     any Contract containing a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person, or any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party, in each case that is material to the Company and its Subsidiaries taken as a whole;

(k)                                  any Contract obligating the Company or any of its Subsidiaries to provide indemnification other than that contained in a standard supplier contracts, sales or rental agreement or purchase order, the forms of which have been made available to Parent (including, mutual indemnities with customers on a very limited basis);

(l)                                     commitments or agreements to enter into any of the foregoing.

Each Contract outstanding on the date hereof of the type described in clauses (a) through (l) above is set forth in Schedule 4.18 and is referred to herein as a “Material Contract”.  (i) The Company has made available to Parent true, correct and complete copies of the Material Contracts as in effect on the date hereof, (ii) each Material Contract is a legally valid and binding obligation of the Company and/or its Subsidiary that is a party thereto, and to the knowledge of the Company, each other party thereto, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, (iii) each Material Contract is in full force and effect, (iv) there is no existing default by the Company or any of its Subsidiaries under any Material Contract and (v) the Company and/or its Subsidiary that is a party thereto, and to the knowledge of the Company, each other party thereto have complied, in all material respects, with all obligations required to be performed or complied with by them under each Material Contract and is not in material breach of or default under such Material Contract.

Section 4.19                                          Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than J.P. Morgan Securities LLC, the fees and expenses of which will each be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.20                                          Real Property.

(a)                                  Schedule 4.20(a) sets forth the common street address and a brief description of all Owned Real Property.  Except as set forth in Schedule 4.20(a), as of the date hereof, either the Company or one of its Subsidiaries, as applicable, has good and marketable title to each parcel of the Owned Real Property in fee simple, free and clear of all Liens other than Permitted Liens.

(b)                                 The Owned Real Property describes all of the real property interests owned, held or agreed to be acquired by the Company or any of its Subsidiaries or their respective businesses, except for the Leases.  All Leases in effect as of the date hereof with respect to the Leased Facilities are set forth on Schedule 4.20(b) together with the location, including the common street address, of each such Leased Facility and the use made of each of the Leased Facilities. Except as described in Schedule 4.20(b), with respect to each Lease and Leased Facility:

(i)                           either the Company or one of its Subsidiaries, as applicable, holds the interests in the Leased Facilities, free and clear of all Liens other than Permitted Liens;

(ii)                        the Company has made available to Parent true, correct and complete copies of all Leases, including all material amendments or modifications thereto, all of which constitute the entire agreement with respect to the Leased Facilities leased thereunder;

(iii)                     each Lease is legally valid, binding, enforceable and in full force and effect, except that enforcement of any Lease may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors rights generally and no monetary or non-monetary breach or default, by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, exists, nor has any event occurred or circumstance exist that, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease; and

(iv)                    except as set forth on Schedule 4.20(b)(iv), neither the Company nor any of its Subsidiaries is required to obtain the consent of or provide notice to any other party under any Lease in connection with the transactions contemplated by this Agreement.

Section 4.21                                          Permits.  The Company and its Subsidiaries possess or are the beneficiary of all material Permits required to conduct their respective businesses as conducted on the date hereof and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify in any adverse respect or limit any of the material Permits required to conduct the businesses of the Company and its Subsidiaries as conducted on the date hereof.

Section 4.22                                          Related Party Transactions.  Schedule 4.22 lists all Contracts to or by which the Company or any of its Subsidiaries, on the one hand, and any of their directors or officers or holders of Common Stock, on the other hand, are a party or otherwise bound (the “Affiliate Agreements”), other than any Benefit Plan or any Contract between the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, as applicable, on the other hand.

Section 4.23                                          Suppliers and Customers.  Schedule 4.23 sets forth a complete and accurate list of the (a) fifteen (15) largest suppliers of the Company and its Subsidiaries, (b) fifteen (15) largest vehicle fleet leasing customers of the Company and its Subsidiaries and (c) fifteen (15) largest vehicle fleet maintenance customers of the Company and its Subsidiaries, in each case, based on the Dollar amount of sales or purchases for the fiscal year ended August 31, 2010.  As of the date hereof, no such supplier or customer has cancelled or terminated, or provided written notice that it intends to cancel or otherwise terminate, its relationship with the Company or its applicable Subsidiary, except as set forth on Schedule 4.23.  As of the date hereof, neither the Company nor any Subsidiary has any pending dispute with any such customer or supplier, and to the knowledge of the Company, no dispute is threatened by or against any such customer or supplier.

Section 4.24                                          Privacy and Data Security Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has as of the date hereof, with respect to its data or systems, suffered any unauthorized access or disclosure, or violation of any applicable privacy or data security Law that would require notification to any person or Governmental Entity, in connection with the confidential or personal information of any Person.

Section 4.25                                          Securitization Matters.

(a)                                  (i) Except as set forth in Schedule 4.25(a)(i), as of the date hereof and as of the Closing Date, substantially all of the Vehicle/Equipment Leases to which the Company or Donlen Trust is a party is an Eligible Vehicle/Equipment Lease.  Schedule 4.25(a)(i) sets forth each Vehicle/Equipment Lease to which the Company or

Donlen Trust is a party which is not an Eligible Vehicle/Equipment Lease and describes which components of the Eligible Vehicle/Equipment Lease definition each such Vehicle/Equipment Lease fails to meet and sets forth in reasonable detail the reason for each such failure; and (ii) with respect to each Vehicle/Equipment Lease to which the Company or Donlen Trust is a party, Schedule 4.25(a)(ii) sets forth as of the date specified on such Schedule 4.25(a)(ii) (which date shall not be more than one month prior to the date hereof) each Defaulted Receivable or Delinquent Receivable.

(b)                                 With respect to each Vehicle/Equipment Lease and the related Vehicle/Equipment Receivables, the information set forth on the Diligence Data Tape with respect to such Vehicle/Equipment Lease and the related Vehicle/Equipment Receivables is true, complete and correct in all material respects as of the applicable date of the Diligence Data Tape.

(c)                                  The representations and warranties of Donlen Trust and the Company and its Affiliates contained in the Conduit Facility Documents shall be true and correct as of the date hereof and the Closing Date.  Each of Donlen Trust and the Company and its Affiliates have complied with each of their covenants and agreements set forth in the Conduit Facility Documents.

(d)                                 No payout event, servicer default, servicing termination, early amortization event, or similar event, and no event that with the giving of notice or the passage of time or both would constitute any such event, has occurred and is continuing on the date hereof, and the Company is not aware of any allegation that there is currently any such event or that the Company, as servicer, has historically conducted its servicing obligations in a way that would have given rise to any such event.  Attached hereto as Exhibit J are correct and complete copies of waivers evidencing the retention of the Conduit Facilities.

(e)                                  Separateness.

(i)                           The transactions contemplated by the Conduit Facility Documents have been disclosed to third parties as follows:

(1)                      The certificates of title for all Vehicles/Equipment, if applicable, owned by Donlen Trust (including Vehicles/Equipment allocated to the Financed SUBIs) filed with the applicable secretary of state or governmental authority (and of public record) within the national boundaries of the United States (the States and the District of Columbia) list Donlen Trust (and not the Company or any Conduit Borrower) as owner of such Vehicles/Equipment.

(2)                      The Financed SUBI Certificates issued by Donlen Trust and held by the respective agents (as collateral) list the applicable Conduit Borrower as holder of the respective Financed SUBI and such Financed SUBI Certificate.  To the Company’s knowledge, without independent investigation, such ownership is noted in the records of the applicable administrative trustee.

(3)                      The computer records of the Company, as servicer, relating to assets allocated to the Financed SUBIs have been marked to reflect the respective transfers as contemplated by the Conduit Facility Documents.

(4)                      The Company has not intentionally concealed any transfer contemplated by the Conduit Facility Documents from any interested party.

(ii)                        In connection with the transactions contemplated by the Conduit Facility Documents the Company believes, to its knowledge, but without independent investigation or full information as to the intent or practices of unrelated third parties, that the formation and maintenance of each of the Conduit Borrowers and Donlen Trust as an entity separate and distinct from the Company was a necessary precondition to obtaining the agreement of each agent and the related lenders to enter into the Conduit Facility Documents.  As a condition to closing and funding the applicable financing transactions under the Conduit Facility Documents, the agents and lenders under each applicable transaction required legal opinions as to: (A) the characterization of  the transfer from Donlen Corporation to the applicable Conduit Borrower of the identified assets (the “Transferred Assets”)  being transferred under the applicable sale agreement between such parties as a true sale in the event of a bankruptcy; and (B) the identity of the applicable Conduit Borrower and Donlen Trust as separate from Donlen Corporation and each other under applicable bankruptcy substantive consolidation principles.

(iii)                     The terms of the applicable SUBI Sale Agreement and other transactions between the Company, on the one hand, and the applicable Conduit Borrower or Donlen Trust, on the other hand, are (A) consistent with those of arm’s-length relationships and (B) fair and equitable to each of the parties.  None of the transactions contemplated by the Conduit Facility Documents were entered into with the intent to hinder, defraud or delay any of the creditors of the Company.

(iv)                    The Company intends the related transfer of Transferred Assets to be a true sale by the Company to the applicable Conduit Borrower that provides such Conduit Borrower with the full benefits of ownership of the Transferred Assets, and that, subject to the terms of the Conduit Facility Documents, including representations and warranties provided by the Company to the Conduit Borrowers thereunder, is absolute and irrevocable.

(v)                       At the time that the Company accepted a subordinated note from any Conduit Borrower, it believed in good faith that the obligations of such Conduit Borrower evidenced by such subordinated note would be collectible in the ordinary course.

(vi)                    With respect to the Company’s role as servicer of the Financed SUBI Portfolios: (A) the contractual servicing fee compensates the Company for its activities as servicer and was intended to be an arms’ length servicing fee on terms that were consistent with what would be charged by an unrelated servicer at the time such contract was entered into by the Company; (B) the Company’s retention of certain other rights as servicer and the books and records pertaining to the Transferred Assets is intended to facilitate collections and avoid disrupting customer relationships; and (C) the Company’s right to direct deposits of resale proceeds from Vehicles/Equipment allocated to a Financed SUBI into the QI Account (rather than the lockbox account into which collections from the Financed SUBI Portfolio are deposited) pursuant to the LKE Program and its corresponding right to substitute replacement funds for such resale proceeds are meant to gain favorable tax treatment on the sale of Vehicles/Equipment and purchase of new vehicles and are not related to the performance of the Transferred Assets.  The Company, as servicer, has performed in all material respects such services (x) in a manner that, consistent with reasonable commercial practices, discloses its independent contractor/agent status to third parties and (y) otherwise pursuant to and within the context and limitations of the Conduit Facility Documents.

(vii)                 There are no, and have not been any, Contracts, agreements or understandings between the Conduit Borrowers or Donlen Trust, on the one hand, and the Company or any of the Company’s other Affiliates, on the other hand, that would materially alter the terms and intent reflected in the Conduit Facility Documents.  In addition, there are no, and have not been any, other agreements or understandings pursuant to which the Company or another of its other Affiliates (A) is responsible for maintaining each Conduit Borrower’s or Donlen Trust’s solvency or providing additional capital or (B) provides recourse, guarantees or otherwise retains or assumes financial risks with respect to the Transferred Assets other than the limited obligations expressly set forth in the Conduit Facility Documents.  The Company has capitalized each Conduit Borrower with a demand note and may capitalize each such Conduit Borrower with other demand notes or similar instruments that are not, and have never been, through the Closing Date, pledged by the Conduit Borrowers as collateral under the Conduit Facility Documents but such demand notes do provide financial support for the Conduit Borrowers that the Company believes in its reasonable business judgment is appropriate with respect to the adequate capitalization by a parent company of its subsidiary.

(viii)                        The Company, as servicer, has retained books and records relating to the Transferred Assets because, among other reasons, in the good faith judgment of the Company, a transfer of such possession to Conduit Borrowers would be administratively burdensome and would interfere with the servicer’s performance of its duties.

(ix)                                The Company is the initial beneficiary of Donlen Trust and Donlen Trust was formed in 2001 for the special purpose of holding title to vehicles and becoming the lessor of the leases of such vehicles.

(x)                                   The Company has acted in a manner that is consistent with Donlen Trust’s separate and distinct existence and has corrected any known misunderstanding regarding the status of Donlen Trust as a separate entity for State law purposes (but not federal income tax purposes).  In this regard, Donlen Trust, on the one hand, and the Company, on the other hand, have not (A) operated or purported to operate as an integrated single economic entity with respect to each other or any affiliated or unaffiliated third party, (B) endeavored to obtain credit or incurred any obligation to any affiliated or unaffiliated third party based upon the assets or creditworthiness of the other (other than with respect to the equity ownership of the Company in Donlen Trust), or (C) failed to correct any known misunderstanding or misrepresentation with respect to any of the foregoing.

(xi)                                The Company’s assets and liabilities can be readily and inexpensively segregated, ascertained and identified separate from those of Donlen Trust and are correctly reflected on the Company’s corporate and financial records in a manner consistent with reasonable commercial practices (and subject to customary accounting and tax consolidated reporting).  All transactions between the Company, on the one hand, and Donlen Trust, on the other hand, including monetary transactions, at all times have been properly reflected in the Company’s books and records in all material respects in a manner consistent with commercial practices for similar types of transactions within the industry generally and have been, in the reasonable judgment of the Company, entered into on terms and conditions consistent with those of an arm’s length transaction.

(xii)                             The actual consolidation of the Company’s business operations, on the one hand, and any of Donlen Trust’s business operations, on the other hand, would not result in any significant cost savings or in a significantly greater efficiency or profitability of such combined business operations.

(xiii)                          The Company, on the one hand, and Donlen Trust, on the other hand, do not intend to commingle their assets and liabilities, except that the Company, as servicer of the Financed SUBI Portfolios: (A) may commingle collections prior to distribution thereof in accordance with the Conduit Facility Documents and (B) has retained physical books and records pertaining to and evidencing the Financed SUBI Portfolios together with its own physical books and records pertaining to and evidencing similar assets held by it for itself or other third parties.

(xiv)                         Donlen Trust is operated for the exclusive purpose of holding title to vehicles, leases and related assets that are serviced by the Company and beneficially held either directly or indirectly by the Company or its assignee.  Donlen Trust will not have any employees, and the day-to-day business operations with respect to the Financed SUBI Portfolio have been conducted through the Company, in its capacity as servicer, pursuant to the servicing agreement and the servicing supplements that have been executed thereunder.  The Company and Donlen Trust may share some expenses not reflected in servicer’s fees, but these are not expected to be material in the judgment of the Company.  Donlen Trust is held out to the public as a separate entity apart from the Company, including as described above.

(xv)                            In addition to the Conduit Facility Documents, equity interests evidenced by SUBI Certificates in Donlen Trust have been sold by the Company to unrelated third parties for whom the Company also acts as servicer pursuant to the servicing agreement and the applicable separate servicing supplements executed with each such third party purchaser.

(xvi)                         All oral and written communications of Donlen Trust and Donlen Corporation, including without limitation, correspondence, legal agreements, contracts for the purchase and sale of vehicles (and title to such vehicles) and similar business practices are made by each such entity in its own name; provided that communications and other documents may be signed by the Company on behalf of Donlen Trust in its capacity as servicer.

(xvii)                        The Company adheres to corporate formalities in all transfers of assets and other transactions between the Company, on the one hand, and Donlen Trust, on the other hand.  The Company observes appropriate corporate formalities under applicable Law.

(xviii)                   The Company does not currently, and does not intend to, guaranty, and is not otherwise obligated to repay, the Liabilities of Donlen Trust, except to the extent that the Company’s indemnities in the Conduit Facility Documents may be considered guaranties.  To the extent that those indemnities cover Donlen Trust’s actions or failures to act, the Company considers the likelihood that the Company will incur Liabilities under those indemnities to be remote and immaterial.

(xix)                           Donlen Trust has paid its own expenses, except as specifically provided in the Conduit Facility Documents.

(xx)                              Neither the Company nor Donlen Trust has held itself out as responsible for the debts of the other party.

Section 4.26                                          No Other Representations.  Except for the representations and warranties contained in this Article IV, neither the Company nor any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1                                                Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, license, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property or assets owned, licensed, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2                                                Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Merger) and thereby.  The execution, delivery and performance by each of Parent and Sub of this Agreement and each of the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby (including the Merger) and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate action on the part of Parent or Sub is necessary to adopt this Agreement and each of the other Transaction Documents to which Parent or Sub is a party or to authorize the execution and delivery by each of Parent and Sub of this Agreement and each of the other Transaction Documents to which Parent or Sub is a party and the consummation by Parent and Sub of the transactions contemplated hereby (including the Merger) and thereby.  This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Parent or Sub is a party will have been, duly executed and delivered by Parent and Sub, as applicable, and, assuming due and valid authorization, execution and delivery hereof and, to the extent applicable, thereof by the Company, this Agreement is, and each of such other Transaction Documents shall be, a legally valid and binding obligation of Parent or Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3                                                Consents and Approvals; No Violations.  Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any other Competition Laws, (b) applicable requirements under the Exchange Act and (c) the filing of the Certificate of Merger, neither the execution, delivery or performance by Parent and Sub, as applicable, of this Agreement and each of the other Transaction Documents to which Parent or Sub is a party nor the consummation by each of Parent and Sub of the transactions contemplated hereby (including the Merger) and thereby will (i) violate or contravene any provision of the certificate or articles of incorporation or by-laws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent, Hertz Global Holdings Inc. (“HGHI”) or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate or contravene any (A) Law, (B) Governmental Order or (C) Permit applicable to Parent, any of its Subsidiaries or any of their properties or assets, (iv) require on the part of Parent, HGHI or any of their respective Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or (v) result in the creation or imposition of any Liens with respect to any of the assets or properties of Parent, HGHI or any of their respective Subsidiaries; except in the case of clauses (ii), (iii), (iv) and (v) for such violations, breaches, defaults, terminations, cancellations, modifications or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, or creation or imposition of Liens as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4                                                Litigation.  As of the date hereof, there is no (a) Action pending or, to the knowledge of Parent, threatened against Parent, HGHI any of their respective Subsidiaries or any of their Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or (b) material Governmental Order or material settlement agreement to which Parent, HGHI, any of their respective Subsidiaries or any of their Affiliates is a party or by which any of them is bound that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5                                                Investment Intent.  Parent acknowledges that neither the offer nor the sale of the Common Stock has been registered under the Securities Act, or under any state or foreign securities Laws.  Parent is acquiring the Common Stock for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities Laws and with no present intention of distributing or reselling any part thereof.  Parent will not so distribute or resell any Common Stock in violation of any such law.

Section 5.6                                                Sub’s Operations.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.7                                                Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Seale and Associates, Inc., the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.8                                                Financing.  Assuming the satisfaction of the conditions in Section 7.1 and Section 7.2, Parent will have, (a) sufficient cash, available lines of credit or other sources of immediately available funds to pay the aggregate Merger Consideration in accordance with the terms hereof, to repay the Payoff Indebtedness and to pay all related fees and expenses and (b) the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement.

Section 5.9                                                Solvency.  Parent is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, HGHI or any of their respective Subsidiaries, or the Company or any of its Subsidiaries.  Immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the payment of any fees or expenses associated with any of the foregoing, assuming the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger as set forth herein, Parent and its Subsidiaries will be Solvent.  For purposes of this Section 5.9 the term “Solvent” with respect to Parent and its Subsidiaries means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of Parent and its Subsidiaries, taken as a whole, including contingent and other Liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of Parent and its Subsidiaries, taken as a whole, on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b)

Parent and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged by Parent following such date; and (c) Parent and its Subsidiaries will be able to pay their Liabilities, including contingent and other Liabilities, as they mature.

Section 5.10                                          Investigation by Parent and Sub.  Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.  In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries (and neither Parent nor Sub shall have any claim against anyone with respect thereto) or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1                                                Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth on Schedule 6.1, the Company shall, and shall cause its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries only in the ordinary and usual course of business in all material respects consistent with past practice and (y) use its commercially reasonable efforts to preserve intact its current business organization, assets, properties, franchises, goodwill and its relationships with employees and customers, suppliers and others having business dealings with them and, without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth on Schedule 6.1, prior to the Effective Time, the Company shall not, and shall not permit any Subsidiary to:

(a)                                  except for Common Stock to be issued or delivered upon the exercise of Company Options outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any Equity Securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other Equity Securities of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other Equity Securities of the Company or any of its Subsidiaries or any Equity Securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other Equity Securities of the Company or any of its Subsidiaries or (ii) any other Equity Securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b)                                 redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock or other Equity Securities;

(c)                                  adjust, split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments or distributions to shareholders in their capacity as such, other than dividends by a wholly owned Subsidiary of the Company (which, for the avoidance of doubt, shall not include GreenDriver);

(d)                                 authorize, propose, announce an intention to authorize or propose, enter into an agreement with respect to or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e)                                  other than in the ordinary course of business consistent with past practices (including the acquiring of vehicles), acquire, sell, assign, transfer, lease, sublease, license or dispose of any property or assets of the Company and its Subsidiaries and their respective businesses (including capital stock or other Equity Securities of the Subsidiaries of the Company) that, individually or in the aggregate, have a value in excess of $250,000;

(f)                                    (i) incur or assume any Indebtedness, except for Indebtedness incurred under existing credit and/or securitization facilities to fund operations of the business in the ordinary course consistent with past practices, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or other obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to employees or officers of the Company for expenses incurred in the ordinary course of business consistent with past practices;

(g)                                 grant any increases in the compensation of any of the Company’s directors, officers or Company Employees, except for ordinary increases in compensation and bonuses as of fiscal year-end in the ordinary course of business and consistent with past practices; or enter into any new employment, change of control, retention or severance agreements with any director, officer or Company Employee other than as set forth on Schedule 6.1(g) hereto;

(h)                                 (i) establish, terminate or materially amend any of its Benefit Plans, (ii) take any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement or severance payments to terminated employees, if any, in a manner consistent with past practices), (iii) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business consistent with past practices or (iv) hire any new employees or consultants or terminate any employees or consultants other than in the ordinary course of business consistent with past practices;

(i)                                     induce, or attempt to induce, any officers, whether directly or indirectly, to terminate their employment with, or engagement, by the Company or any of its Subsidiaries;

(j)                                     mortgage, pledge or subject to any Lien, other than Permitted Liens, any material property, rights or assets of the Company and its Subsidiaries and their respective businesses (including capital stock or other Equity Securities of the Subsidiaries of the Company) other than (i) pursuant to the existing financing and securitization facilities; and (ii) sales of special units of interest in Donlen Trust with respect to identifiable assets originated for sale under the existing syndication programs described in Section 4.3(b)(ii) hereof;

(k)                                  propose or adopt any amendments to the respective organizational and governing documents of the Company or any of its Subsidiaries;

(l)                                     change any of the accounting principles, methods or practices used by the Company and its Subsidiaries unless required by GAAP or applicable Law;

(m)                               initiate, compromise or settle any material Action except as set forth on Schedule 6.1(m) hereto;

(n)                                 materially amend, modify, terminate, cancel or permit to lapse any material insurance policies maintained by the Company or any of its Subsidiaries;

(o)                                 enter into any partnership, joint venture or other similar arrangement;

(p)                                 enter into any Material Contract (i) except in the ordinary course of business consistent with past practices or (ii) of the type described in clauses (d), (e), (f), (j) and (k) of Section 4.18;

(q)                                 cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practices which do not exceed $250,000 in the aggregate;

(r)                                    change any method of Tax accounting, change any Tax election, file any material amended Tax Return, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(s)                                  enter into any new line of business that is material to it; or

(t)                                    enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 6.2                                                Access to Information; Confidentiality.  Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the premises, properties, books, records, Tax Returns, Contracts and other documents and financial, operating and other data of the Company and its Subsidiaries as may reasonably be requested and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all financial, operating and other information concerning the business, properties and personnel of the Company and its Subsidiaries; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would (a) violate applicable Law or the provisions of any material agreement to which the Company or any of its Subsidiaries is a party or (b) require the Company or any of its Subsidiaries to disclose any information subject to attorney-client or other legal privilege; provided further, that the parties will make reasonable, appropriate substitute arrangements where clauses (a) and (b) of this Section 6.2 apply, including by providing a factual basis for the underlying circumstances which resulted in the claim of any privilege; provided further, that nothing herein shall authorize Parent or its Representatives to undertake any intrusive environmental sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries without the advance approval of the Company or its Subsidiaries.  No investigation hereunder shall in any manner constitute a waiver by Parent or any of its Affiliates or Representatives of any of their rights contained in Section 6.9(e), Article IX or any of the conditions precedent to the obligation of the Parent and Sub to consummate the Merger, including the conditions contained in Section 7.2, or constitute a cure of any breach of any representation, warranty or covenant of the Company contained herein.  The confidentiality and nondisclosure agreement, dated April 4, 2011 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.3                                                Notification.  The Company shall give prompt notice to Parent and Sub of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Article VII not to be satisfied as of the Closing; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or Sub.

Section 6.4                                                Employee Benefits.

(a)                                  For the period commencing with the Effective Time and ending June 30, 2012 (the “Continuation Period”), except as may otherwise be agreed by Parent and any employee of the Company and its Subsidiaries as of the Effective Time (each, a “Company Employee”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee (i) base compensation that is no less favorable than the base compensation provided to such Company Employee immediately prior to the Effective Time, (ii) bonus or incentive opportunities that are no less favorable than the bonus or incentive opportunities (but not taking into account any form of equity or equity-based compensation) provided to such Company Employee immediately prior to the Effective Time and (iii) employee benefit plans, programs, arrangements and policies (including any cash equalization payments) that in the aggregate are no less favorable to such Company Employee than the Benefit Plans (but not taking into account any form of equity or equity-based compensation) in place immediately prior to the Effective Time  With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which Company Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, however, that such service shall not be recognized (i) for any purposes under any defined benefit pension plan in which Company Employees may be entitled to participate after the Effective Time, or (ii) to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements.  Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan.     Nothing provided in this Section 6.4(a) shall prevent Parent from terminating any employee, subject to applicable severance obligations or agreements or Benefit Plans in accordance with their terms.

(b)                                 During the Continuation Period, the Company Employees shall be entitled to participate in any incentive compensation plan of Parent or a Subsidiary thereof , in each case to the same extent as similarly situated employees of Parent, the Surviving Corporation or their respective Subsidiaries, as determined by Parent, in its sole discretion.  The Company shall reasonably cooperate with Parent in the transition of Company Employees’ compensation and benefit plans and programs.

(c)                                  Prior to the Closing Date, the Company and its Subsidiaries shall take any and all actions necessary to (i) fully vest each participant (including any terminated participants as required by law) in his or her account balance as of the Closing Date in the Donlen Corporation Profit Sharing Trust (the “401(k) Plan”), (ii) contribute to the 401(k) Plan Company matching contributions due with respect to participant contributions in accordance with the terms of the 401(k) Plan for periods prior to the Closing and (iii) terminate such 401(k) Plan with a termination date that is at least one (1) Business Day prior to the Closing Date.  The Company shall make bridge loans to Company Employees (other than those Company Employees who are holders of Company Options immediately prior to the Closing Date) to the extent reasonably required to permit Company Employees to pay off existing 401(k) Plan loans, with such loans to have a period of up to 30 days following the due date of loan repayments under the 401(k) Plan, pending such Company Employees’ receipt of a mirror loan under Parents’ defined contribution retirement plan.

(d)                                 To the extent not already paid prior to the Effective Time, the Company shall pay to each participant who has been granted an annual cash bonus award in respect of the 2011 calendar year under the Company’s Bonus Plan the amount of such bonus award that has been accrued on the balance sheet of the Company as of the opening of business on the Closing Date prepared pursuant to Section 3.4(b) with respect to such participant, with such payment to be subject to applicable Tax withholding and paid in accordance with the Company’s normal payroll practice.

(e)                                  Nothing contained in this Section 6.4, express or implied, shall, subject to the terms of such plans, arrangements or agreements (i) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in administration or changes in the design, coverage and benefits given to Company Employees, (ii) be construed as a limitation on the right of Parent to suspend, amend, modify or terminate any employee benefit plan, arrangement or agreement, (iii) be construed as an amendment to any employee benefit plan, arrangement or agreement, or (iv) be construed as limiting Parent’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements, arrangements and programs, in accordance with their terms and applicable Law.

Section 6.5                                                Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent, the Company and the Shareholder Representative.  Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party and the Shareholder Representative, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party and the Shareholder Representative before making any such public announcements.

Section 6.6                                                Directors’ and Officers’ Insurance and Indemnification.

(a)                                  To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the present and former directors or officers of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) with respect to their activities as such prior to the Closing Date, as provided in the organizational and governing documents or indemnification agreements of the Company or its Subsidiaries in effect on the date of such activities or otherwise in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect.

(b)                                 Prior to the Effective Time, Parent shall obtain and fully pay for a non-cancellable “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, for the persons who are covered by the Company’s existing coverage, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing coverage with respect to matters existing or occurring at or prior to the Effective Time.

(c)                                  This Section 6.6 is intended to benefit the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.  Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to Section 6.6(a) and the articles of incorporation and by-laws of the Surviving Corporation.

(d)                                 In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7                                                Efforts.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement and subject to and in accordance with applicable Law, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including (subject to, and without intending to limit, Section 2.1(c)) by causing the Closing to occur on or before August 31, 2011, (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any Competition Laws of jurisdictions other than the United States and (C) any other applicable Law; provided, however, that the Company and Parent shall cooperate with each other in connection with the making of all such filings, including as set forth below and with respect to providing copies of all such filings and attachments to outside counsel for the non-filing party, (iv) obtain all consents, registrations, approvals, permits and authorizations required, necessary, proper or advisable to be obtained from, or renewed with, any other Person, in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (v) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (vii) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party), (viii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (ix) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.  No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.  Without limiting this Section 6.7, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the

Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.

(b)                                 Submission and Approval.  Promptly following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to submit to the holders of record of all of the voting shares of Common Stock issued and outstanding as of the date hereof for approval (the “280G Approval”) in a manner reasonably satisfactory to Parent, by such number of such holders of shares of Common Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits (with respect to which the prospective recipient has executed a waiver of such payments and/or benefits in a form reasonably satisfactory to Parent) that the Company has determined may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the Regulations).  Prior to the Closing the Company shall deliver to Parent evidence of the results of such vote.

(c)                                  Option Surrender and Release Agreements.  Prior to the Closing Date, the Company shall use its commercially reasonable efforts to seek and obtain a duly executed option surrender and release agreement substantially in the form attached hereto as Exhibit H (each, an “Option Surrender and Release Agreement”) from each holder of Company Options that will receive any applicable Net Option Distribution Amount in respect of such Company Options.  It shall be a condition to the receipt of any such payment that the applicable holder shall have delivered to the Company and Parent a duly executed Option Surrender and Release Agreement.

Section 6.8                                                Preservation of Books and Records.  For a period of seven (7) years after the Closing Date, Parent shall preserve and retain, or cause the Surviving Corporation and its Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other books and records of the Company and its Subsidiaries (including any documents relating to any governmental or non-governmental Actions) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.  Notwithstanding the foregoing, during such seven-year period, Parent and the Surviving Corporation and their respective Subsidiaries may dispose of any such books and records which are offered to, but not accepted by, the Shareholder Representative; provided, that the retention of such books and records is not required under commercially reasonable document retention policies of the Surviving Corporation or applicable Law.

Section 6.9                                                Certain Tax Matters.

(a)                                  Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (collectively, “Transfer Taxes”) incurred in connection with the Merger shall be paid by Parent.  Parent shall provide the Shareholder Representative with evidence that such Transfer Taxes have been paid.

(b)                                 Tax Returns.  Parent shall prepare (or cause to be prepared) in a manner consistent with applicable Law and file (or cause to be filed) all Tax Returns of the Company and its Subsidiaries that are filed after the Closing Date.  Prior to the filing of any Tax Returns relating to or including periods prior to the Closing Date, Parent shall permit the Shareholder Representative to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.  Parent shall not amend (or cause to be amended) any Tax Return of the Company or any Subsidiary filed on or prior to the Closing Date without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld.  Parent, the Company, its Subsidiaries, and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest for the tax year in which the Closing Date occurs and for any prior tax year.  Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)                                  Tax Contests.  If, subsequent to the Closing Date, Parent, the Company or any Subsidiary receives notice of a Tax Contest with respect to any Tax Return which could result in any payment under Section 9.2, then within thirty (30) days after receipt of such notice, Parent shall notify the Shareholder Representative of such notice.  Parent shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Parent shall keep the Shareholder Representative reasonably informed of the progress of such Tax Contest and shall not agree to any settlement or compromise of such Tax Contest without obtaining the Shareholder Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.  If Parent, the Company or any Subsidiary receives any settlement offer from a Tax authority with respect to a claim for which any Parent Indemnified Party seeks or may seek indemnity from any holder of Common Stock, Parent shall promptly inform the Shareholder Representative of the receipt of such settlement offer.  If the Shareholder Representative recommends acceptance of such settlement offer, but Parent declines to accept such offer in writing within thirty (30) days: (i) the entitlement of Parent to indemnification payments under this Agreement as the result of any such contest or proceedings shall not exceed the entitlement that Parent would have had if such contest had been settled or proceeding terminated on the basis of the settlement offer the acceptance of which was recommended by the Shareholder Representative; and (ii) the shareholders of the Company shall have no further liability for costs or other expenses in respect of such contest.  The Parent’s notice obligations and the Shareholder Representative’s consent and other rights described in this Section 6.9(c) shall apply only for so long as the amount at issue may be satisfied in whole or in part, out of any remaining balance, not otherwise subject to any other claims, in the Indemnification Escrow Account

(d)                                 Tax Refunds.  In the event that the Company or any of its Subsidiaries is entitled by Law to a refund of Taxes attributable to any period prior to the Closing Date (other than a refund that is attributable in whole or in part to the carryback of a net operating loss), Parent agrees to cooperate with the Shareholder Representative to file or cause to be filed an amended Tax Return or refund claim relating to such Tax refund.  Any such refund of Taxes of the Company or any of its Subsidiaries (including any interest with respect thereto) shall be paid promptly to the Shareholder Representative for distribution to the holders of Common Stock or Company Options in accordance with each such holder’s Pro Rata Portion thereof for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time.

(e)                                  Tax Indemnity.

(i)                   Parent and its Affiliates shall, without duplication, be indemnified and held harmless, in accordance with the procedures set forth in Section 9.5 and subject to the conditions and limitations in this Article VI and in Article IX of this Agreement, from any (x) Tax of the Company or any of its Subsidiaries related to a Pre-Closing Tax Period, but only to the extent the amount of such Taxes exceeds the amount accrued as a liability for Taxes on the Final Closing Statement and (y) liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) (the sum of (x) and (y) being referred to herein as a “Tax Loss”). All amounts indemnified pursuant to this Section 6.9(e) shall be payable solely from (and shall not exceed the amount available in) the Indemnification Escrow Account (after giving effect to any prior or concurrent withdrawals therefrom).  The rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes and Tax Returns shall be governed solely by this Section 6.9(e) and not by any other section.

(ii)                For purposes of this Section 6.9(e), in order to apportion appropriately any Taxes relating to any Straddle Period, the parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company and each Subsidiary.  In any case where applicable Law does not permit the Company or any Subsidiary to treat the Closing Date as the last day of the taxable year or period, then in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any

Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.  In all cases, any transaction that occurs on the Closing Date and after the Closing shall be treated for all purposes of this Agreement as having occurred in a Post-Closing Tax Period.

(f)                                    For Tax purposes: (i) the Merger shall be treated as a purchase by Parent of the Common Stock, and (ii) the Minority Interest Transfer shall be treated as an acquisition by Parent of the Minority Subsidiary Interests. The purchase price for the Minority Subsidiary Interests shall be equal to the Minority Interests Consideration. The aggregate purchase price for the Common Stock shall be equal to the Aggregate Merger Consideration. No consideration shall be allocated to the Non-Competition Agreement. Each party to this agreement shall prepare and file, and shall cause their respective Affiliates to prepare and file, all Tax Returns and necessary forms in such a manner as to reflect the allocation of the consideration as determined in accordance with this Section 6.9(f) and shall not take any position inconsistent therewith in any financial statement or in any audit or other judicial or administrative proceeding.

Section 6.10                                          Affiliate Agreements.  The Company shall cause all Affiliate Agreements listed on Part I of Schedule 4.22 of the Company Disclosure Schedule to be terminated prior to the Effective Time without any further or continuing Liability on the part of Parent, Sub or any of their respective Affiliates, including the Surviving Corporation.

Section 6.11                                          Financing.  Parent shall use its reasonable best efforts, prior to the Closing, to establish one or more asset-backed financing facilities (collectively, the “New ABS Program”) necessary, together with available cash of Parent, to fund the aggregate Merger Consideration in accordance with the terms hereof, to repay the Payoff Indebtedness and pay all related fees and expenses.  The Company will, and will cause its Subsidiaries to, and will request their respective Representatives to, cooperate reasonably with Parent, Sub and their authorized Representatives in connection with the establishment and negotiation by Parent and Sub of the New ABS Program, including (a) assisting in the preparation for and participating on reasonable advance notice in a reasonable number of lender and investor meetings, presentations, road shows, due diligence sessions, meetings with rating agencies and similar events, (b) furnishing information (including financial statements) reasonably required to be included in, and providing reasonable assistance with, the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents, (c) without limitation of clause (b) above, as promptly as reasonably practicable, furnishing Parent and its lenders with financial and other information regarding the Company and its Subsidiaries (including data regarding the Company’s lease portfolio and fleet management and maintenance services, in each case on both a current and historical basis) as may be reasonably requested by Parent to establish and negotiate the New ABS Program, or as otherwise reasonably required in connection with the New ABS Program and the transactions contemplated by this Agreement (the information in clauses (b) and (c) being hereinafter referred to as the “Required Information”) and (d) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary or customary to establish the New ABS Program.  The Company will provide Parent with updates to the Required Information as reasonably requested by Parent and to the extent prepared in the ordinary course of its business or which can be reasonably prepared, so that Parent may implement the New ABS Program.  Notwithstanding anything contained in this Agreement to the contrary, Parent and Sub acknowledge and agree that their respective obligations hereunder (including their respective obligations to consummate the Merger) are not conditioned in any manner upon Parent and Sub obtaining the New ABS Program.  Parent and Sub acknowledge and agree to reimburse the Company and its Subsidiaries for their reasonable expenses (including reasonable attorneys’ and consultants’ fees and expenses) incurred by the Company and its Subsidiaries in order to comply with the provisions of this Section 6.11.

Section 6.12                                          Payoff of Payoff Indebtedness.  Prior to the Closing, the Company shall use commercially reasonable efforts to obtain payoff letters from each of the Persons to whom any Payoff Indebtedness is owed evidencing the amount (the “Payoff Amount”) necessary to pay-off, at Closing, all existing Indebtedness under the Payoff Indebtedness.  Immediately prior to the Closing, Parent shall, or shall cause one of its Subsidiaries to, (a) pay, on behalf of the Company or any of its Subsidiaries, the Payoff Amount to an account or accounts designated by the lenders under the applicable Payoff Indebtedness and (b) provide, on behalf of the Company or any of its Subsidiaries, such other funds or backstop letters of credit as may be necessary to satisfy the conditions precedent to termination of the Payoff Indebtedness.

ARTICLE VII

CONDITIONS

Section 7.1                                                Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)                                  no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement;

(b)                                 there shall be no applicable United States federal or state Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; and

(c)                                  all applicable waiting periods under the HSR Act shall have expired or been terminated or applicable approvals shall have been obtained.

Section 7.2                                                Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following further conditions:

(a)                                  (i) each of the representations and warranties of the Company set forth in, the first clause of Section 4.8 (Absence of Certain Changes) and Section 4.17 (Board Vote; Shareholder Vote; Takeover Statutes) shall be true and accurate on the Closing Date, as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case such representations and warranties need only be true and accurate as of such date or with respect to such period), (ii) the representations and warranties of the Company set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracy, on the Closing Date and (iii) each of the representations and warranties of the Company set forth in Article IV (except Section 4.3(a) (Capitalization), the first clause of Section 4.8 (Absence of Certain Changes) and Section 4.17 (Board Vote; Shareholder Vote; Takeover Statutes), each of which is to be addressed in accordance with clause (i) or (ii) above) shall be true and accurate (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case such representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” and words of similar import set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)                                 the Company shall have performed in all material respects all of the obligations hereunder required to be performed by it at or prior to the Closing;

(c)                                  since the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e)                                  the Company shall have received and delivered to Parent correct and complete copies of the Shareholder Consents adopting this Agreement and the other Transaction Documents and approving of the transactions contemplated hereby (including the Merger) and thereby by the holders of record of all of the shares of Common Stock entitled to vote thereon;

(f)                                    the Shareholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement;

(g)                                 the Company and each holder of Common Stock or Company Options shall have executed a counterpart of the Equity Holder Letter Agreement and the Company shall have delivered a fully-executed copy of the Equity Holder Letter Agreement to Parent; provided that this condition shall be deemed waived if not all the holders (each a “Non-Executing Holder”) of Common Stock or Company Options shall have executed a counterpart of the Equity Holder Letter to the extent that the holders of Common Stock and Company Options shall have agreed to be responsible for each such Non-Executing Holder’s Holder Overpayment Amount;

(h)                                 Gary Rappeport shall have executed the Non-Competition Agreement in the form attached hereto as Exhibit I (the “Non-Competition Agreement”) and the Company shall have delivered an executed copy of the Non-Competition Agreement to Parent;

(i)                                     the Company shall have delivered to Parent (i) a certified copy of resolutions of the Company’s board of directors, or such committee of the Company’s board of directors designated to administer the Donlen Corporation Employee Stock Option Plan, approving the cancellation of all Company Options as of the Effective Time and (ii) a certified copy of resolutions of the Company’s board of directors, or such committee of the Company’s board of directors designated to administer the 401(k) Plan, approving the termination of all 401(k) Plan at least one (1) Business Day prior to the Closing Date.

(j)                                     The Company shall have delivered to Parent evidence in form and substance reasonably satisfactory to Parent that each of the Affiliate Agreements listed on Part I of Schedule 4.22 of the Company Disclosure Schedule has been terminated and that any and all rights and claims under such Affiliate Agreements have been released and waived by the applicable counterparties to such Affiliate Agreements;

(k)                                  the waivers attached hereto as Exhibit J evidencing the retention of the Conduit Facilities shall be in full force and effect and all conditions precedent, if any, to the effectiveness of such waivers shall have been satisfied or waived;

(l)                                     the Company shall have delivered to Parent evidence in form and substance reasonably satisfactory to Parent either that (i) the 280G Approval was obtained or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, in accordance with the waivers of those payments and/or benefits referenced in Section 6.7(b) which were executed by the affected individuals; and

(m)                               the Company shall have provided to Parent a certificate of non-foreign status for each shareholder in the form contained in Section 1.1445-2(b)(2)(iv) of the Regulations.

Section 7.3                                                Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following further conditions:

(a)                                  each of the representations and warranties of Parent and Sub set forth in Article V shall be true and accurate (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case such representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)                                 each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

(c)                                  the Company shall have received a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)                                 Parent and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

Section 7.4                                                Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.7.

ARTICLE VIII

TERMINATION

Section 8.1                                                Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

(a)                                  by the mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent by written notice to the other:

(i)                   if the Merger shall not have occurred on or prior to September 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the material cause of, or resulted in, the failure of the Merger to occur on or prior to the Termination Date; or

(ii)                if (A) any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (B) there shall be any applicable United States federal or state Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c)                                  by the Company upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, which in any case (A) would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, prior to the Termination Date; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under this Agreement required to be performed by it at or prior to the Closing; or

(d)                                 by Parent upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, which in any case (A) would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, prior to the Termination Date; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if it or Sub has failed to perform in any material respect any of its obligations under this Agreement required to be performed by it at or prior to the Closing.

Section 8.2                                                Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no Liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article X, the last sentence of Section 6.2 and the last sentence of Section 6.11 which, along with the Confidentiality Agreement, shall survive any such termination in accordance with their respective terms and provided that neither the Company nor Parent shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or such party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of a material breach of any agreement or covenant of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1                                                Survival of Representations and Warranties.

(a)                                  The representations and warranties contained in this Agreement shall survive until eighteen (18) months after the Closing Date (the “Expiration Date”).  If written notice of a claim has been given prior to the Expiration Date, then the relevant representations and warranties shall survive, but only with respect to such claim, until such claim has been finally resolved.  The covenants and agreements of the parties hereto shall remain in full force and effect in accordance with their terms.

(b)                                 The indemnification, hold harmless and reimbursement obligations provided for in this Article IX shall terminate on the Expiration Date, and no claims shall be made by any Indemnified Party under this Article IX thereafter, except that such obligations shall continue, and claims may be made, as to any Losses suffered or incurred arising out of or due to a matter which is a subject of a claim notice given in accordance with the requirements of this Article IX or, if applicable, the Escrow Agreement on or prior to the Expiration Date and the indemnification, hold harmless and reimbursement obligations hereunder shall continue as to such matter until the Liability, if any, to be satisfied shall have been determined pursuant to this Article IX and, if applicable, the Escrow Agreement.

Section 9.2                                                Indemnification of Parent Indemnified Parties.

(a)                                  After the Effective Time, and subject to the provisions of this Article IX and the Escrow Agreement, Parent, the Surviving Corporation and its and their respective officers, directors, employees and shareholders (collectively, the “Parent

Indemnified Parties”) shall be indemnified and held harmless solely from the Indemnification Escrow Amount from and against any and all Liabilities, losses, damages, costs, interest, awards, judgments, penalties and expenses (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, in connection with any Third-Party Claim) (hereinafter, a “Loss” and collectively, “Losses”), arising out of, relating to or resulting from (without duplication):

(i)                             the breach of or inaccuracy in any representation or warranty made by the Company (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” and words of similar import set forth therein) in this Agreement (other than the representations and warranties set forth in Section 4.12);

(ii)                          the failure of the Company or any of its Subsidiaries or the Shareholder Representative to perform or comply with any covenant or agreement made by each of them in this Agreement; or

(iii)                       those matters giving rise to Tax Losses for which the Parent Indemnified Parties are entitled to be indemnified in accordance with Section 6.9(e).

(b)                                 Any payment pursuant to this Section 9.2 shall be made in the form of a transfer from the Indemnification Escrow Account to the applicable Parent Indemnified Party pursuant to the terms and conditions of the Escrow Agreement.

Section 9.3                                                Indemnification by Parent.  After the Effective Time, the holders of Common Stock and Company Options and their respective Affiliates (collectively, the “Shareholder Indemnified Parties”) shall be indemnified and held harmless by the Surviving Corporation for any and all Losses, arising out of or resulting from (without duplication):

(a)                                  the breach of any representation or warranty made by Parent or Sub (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” and words of similar import set forth therein) in this Agreement; or

(b)                                 the failure of Parent or Sub to perform or comply with any covenant or agreement made by Parent or Sub in this Agreement or the Escrow Agreement.

Section 9.4                                                Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, except for (a) fraud and (b) breaches of any representations or warranties contained in Section 4.1 (Organization; Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization), Section 4.4 (Authorization; Validity of Agreement; Company Action), Section 4.17 (Board Vote; Shareholder Vote; Takeover Statutes), Section 4.19 (Brokers or Finders), Section 5.1 (Organization), Section 5.2 (Authorization; Validity of Agreement; Necessary Action) and Section 5.7

(Brokers or Finders), neither the Parent Indemnified Parties nor the Shareholder Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.3(a) unless and until the aggregate amount of indemnifiable Losses equals or exceeds $5,000,000 (the “Indemnity Deductible”), after which only such Losses in excess of the Indemnity Deductible (specifically including any costs or expenses incurred by the Shareholder Representative or any Indemnifying Party or payable to any Indemnified Party, in any such case, pursuant to Section 9.5(b)(ii) hereof with respect to Third-Party Claims) shall be recoverable; provided that only individual claims or claims arising out of the same set of facts that exceed $50,000 shall be counted as Losses for which indemnification may be pursued.  Indemnifiable Losses of the Parent Indemnified Parties shall be payable solely from (and shall not exceed the amount available in) the Indemnification Escrow Account (after giving effect to any prior distributions therefrom).  Notwithstanding any other provision in this Agreement to the contrary, if on the date hereof the Indemnified Party has knowledge of any inaccuracy in the representations and warranties made by the Indemnifying Party as of the date hereof, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 9.5                                                Indemnification Procedures.

(a)                                  For purposes of this Section 9.5, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(b)                                 The obligations of the Indemnifying Parties under this Article IX with respect to Losses, and under Section 6.9(e) with respect to Tax Losses, arising from claims of any third party which are subject to the indemnification provided for in this Article IX and in Section 6.9(e) (“Third-Party Claims”) shall be governed by the following additional terms and conditions:

(i)                   If an Indemnified Party shall receive written notice of any Third-Party Claim, the Indemnified Party shall promptly give all Indemnifying Parties (which in the case of Parent Indemnified Parties shall consist of notice to the Shareholder Representative, who shall be deemed to be the Indemnifying Party for purposes of this Section 9.5) notice of such Third-Party Claim; provided, that failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which the Indemnifying Party may have on account of this indemnity or otherwise, except and only to the extent the Indemnifying Party shall have been materially prejudiced by such failure in connection with the administration or defense of such Third-Party Claim.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Third-Party Claim, and the amount, or good faith estimate of the amount, of Losses arising therefrom.  The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third-Party Claim;

(ii)                The Indemnifying Party (through the Shareholder Representative, in the case of any indemnity provided to a Parent Indemnified Party) shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days after the receipt of such notice from the Indemnified Party (or such earlier date as an answer may be due in connection with any applicable legal proceeding) in which case the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or any other expenses with respect to the defense of such Third-Party Claim incurred after the Indemnified Party receives such notice from the Indemnifying Party; provided, however, that if the Indemnified Party reasonably determines based upon the written advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Third-Party Claim in the same jurisdiction, in addition to any local counsel.  In the event that the Indemnifying Party exercises the right to undertake any such defense against such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No compromise or settlement of such Third-Party Claim may be effected by either the Indemnified Party or the Indemnifying Parties without the other party’s consent (which shall not be unreasonably withheld or delayed); other than a compromise or settlement agreed to by the Indemnifying Party in which (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against each Indemnified Party that is a party to such claim and (ii) each Indemnified Party that is party to such claim is released from liability with respect to such claim; and

(iii)             A claim for indemnification for any matter not constituting a Third-Party Claim shall be asserted by the Indemnified Party by written notice to the Indemnifying Party (which in the case of Parent Indemnified Parties shall consist of notice to the Shareholder Representative, who shall be deemed to be the Indemnifying Party for purposes of this Section 9.5) as specified in the Escrow Agreement.

Section 9.6                                                Delivery and Release from Escrow Account.  Upon the resolution of any indemnification claim for which a cash payment is to be made to a Parent Indemnified Party, Parent and the Shareholder Representative shall take such actions as may be necessary or appropriate to cause the Escrow Agent to make such payment from funds in the Indemnification Escrow Account.

Section 9.7                                                Exclusive Remedy.  Following the Closing, the sole and exclusive remedy for each of the Parent Indemnified Parties and Shareholder Indemnified Parties with respect to any and all claims and Losses relating to a breach of this Agreement or any other Transaction Document (other than (a) claims of, or causes of action arising from, fraud, (b) claims under the Non-Competition Agreement and (c) claims under the Equity Holder Letter Agreement) shall be pursuant to the indemnification provisions set forth in this Article IX and shall be limited in the case of the Parent Indemnified Parties, to recovery of amounts available in the Indemnification Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement and no such payment shall exceed the amount of the Indemnification Escrow Amount available on any given payment date.  In furtherance of the foregoing, each of the Parent Indemnified Parties and the Shareholder Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, claims under the Non-Competition Agreement and claims under the Equity Holder Letter Agreement) it may have following the Closing against the other parties hereto, arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article IX or Section 6.9(e), as applicable.  Notwithstanding anything to the contrary in this Agreement, this Section 9.7 and Section 6.9(e) shall not limit a party’s right to specific performance or injunctive relief in connection with the other party’s breach of its covenants in this Agreement or any other Transaction Document.  For the avoidance of doubt, no claim may be made against the Indemnification Escrow Account arising out of or relating to the Equity Holder Letter or the Non-Competition Agreement.

Section 9.8                                                Merger Consideration Adjustment.  Any indemnification payments made pursuant to this Article IX or Section 6.9(e) shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes.

Section 9.9                                                No Consequential or Other Damages.  Notwithstanding anything else to the contrary contained in this Agreement, no Indemnifying Party shall be liable to or otherwise responsible for consequential, incidental, special or punitive damages or lost profits.

Section 9.10                                          Duty to Mitigate.  Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, use commercially reasonable efforts to mitigate any Losses suffered, incurred or sustained by Parent, the Surviving Corporation or any Subsidiary thereof arising out of any matter for which any Parent Indemnified Party is entitled to indemnification pursuant hereto.

Section 9.11                                          Adjustment for Insurance.  If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments.  If the Indemnified Party receives insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 9.2 or Section 9.3, as applicable, with respect to such Losses, the payment by the Indemnifying Party under this Article IX with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses (less reasonable attorneys’ fees and other expenses actually incurred by such Indemnified Party in connection with such recovery and not reimbursed by such third party source).  If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party (or shall deposit into the Indemnification Escrow Account, in the event the Indemnified Party is a Parent Indemnified Party and the insurance recovery occurs on or before the later to occur of (a) the resolution of all claims to which indemnity has been sought or (b) to the Expiration Date) the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses (less reasonable attorney’s fees and other expenses actually incurred by such Indemnified Party in connection with such recovery and not reimbursed by such third party source).

Section 9.12                                          Tax Benefits.  The amount of any indemnifiable Losses under this Agreement shall be net of any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of such Losses or the event that gave rise to such Losses and any correlative adjustments resulting from such Losses (for the avoidance of doubt, if a Tax benefit is actually realized by the Indemnified Party after the payment of any indemnification hereunder, the Indemnified Party shall promptly pay over the amount of such Tax benefit to the Indemnifying Party when such Tax benefit is actually realized (or, in the event the Indemnifying Party is or would have been the Escrow Agent, the Shareholder Representative on behalf of the holders of Common Stock and Company Options)).

ARTICLE X

MISCELLANEOUS

Section 10.1                                          Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Section 10.2                                          Shareholder Representative.

(a)                                  In connection with this Agreement, the Shareholder Representative shall have exclusive power and authority on behalf of the holders of Common Stock and Company Options and, prior to the Effective Time on behalf of the Company with respect to any action taken pursuant to this Agreement (including with respect to indemnification claims, waivers and adjustments to the Merger Consideration) and the Parent Indemnified Parties shall be entitled to rely on such actions of the Shareholder Representative.  The Shareholder Representative is hereby appointed as agent and attorney-in-fact for each holder of Common Stock or Company Options with full power of substitution to act in the name, place and stead of such holder with respect to the transactions contemplated by this Agreement and the other Transaction Documents and to act on behalf of such holder in any amendment of or litigation or arbitration involving this Agreement and the other Transaction Documents and to do or refrain from doing all such further acts and things, and to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents.  The Shareholder Consents shall expressly ratify and approve the designation of Gary Rappeport as Shareholder Representative, as well as all of the foregoing set forth in this Section 10.2(a).  The Shareholder Representative hereby accepts such appointment and agrees to serve in the capacity contemplated by this Section 10.2.  The Shareholder Representative may resign at any time, and the Shareholder Representative may be removed by the vote of Persons who collectively owned more than fifty percent (50%) of the shares of Common Stock immediately prior to the Effective Time (the “Majority Holders”).  In the event that the Shareholder Representative has resigned or been removed, a new Shareholder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Shareholder Representative.  Any successor Shareholder Representative must agree to be bound by the terms and conditions of this Agreement applicable to the Shareholder Representative and will thereupon become the Shareholder Representative for purposes of this Agreement and all other applicable Transaction Documents.  Parent shall be provided with ten (10) days prior written notice of any change in the Shareholder Representative.

(b)                                 The Shareholder Representative shall not (i) be liable to the holders of Common Stock or Company Options for any actions taken or omitted to be taken by it or any agent employed by it under or in connection with this Agreement or the other Transaction Documents or in connection with any of the transactions contemplated hereby or thereby or (ii) owe any fiduciary duty or have any fiduciary responsibility to any of the holders of Common Stock or Company Options or the Company as a result of actions taken as the Shareholder Representative pursuant to this Agreement or the other Transaction Documents, except for such actions taken or omitted to be taken resulting from the Shareholder Representative’s gross negligence, bad faith or willful misconduct.  Provided that all payments and distributions made by or at the direction of Shareholder Representative hereunder to the holders of Common Stock and Company Options are made based on the good faith determination of each such holder’s Pro Rata Portion or Pro Rata Adjusted Percentage, as the case may be, thereof for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time, the Shareholder Representative shall not be liable to any holder of Common Stock or Company Options if the apportionment with respect to such payment or distribution is subsequently determined to have been made in error, and the sole recourse of any holder of Common Stock or Company Options to whom such payment or distribution was due, but not made, shall be to recover from other holders of Common Stock or Company Options, as applicable, any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.

(c)                                  If the Shareholder Representative incurs any out-of-pocket expenses (including, without limitation, any reasonable fees and expenses of counsel) in its capacity as Shareholder Representative under this Agreement or the other Transaction Documents or in connection with any of the transactions contemplated hereby or thereby, such out-of-pocket expenses shall be paid from, or reimbursed by the holders of Common Stock and Company Options ratably in accordance with each such holder’s Pro Rata Adjusted Percentage thereof for each share of Common Stock or Company Option to acquire a share of Common Stock that had been held by such holder immediately prior to the Effective Time and may be deducted from any amounts otherwise payable to such holders from distributions out of the Merger Consideration Escrow Account or the Indemnification Escrow Account.

Section 10.3                                          Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)                                  if to Parent or Sub, to:

The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

Telephone:  (201) 307-2000

Facsimile:  (201) 307-5184

Attention: J. Jeffrey Zimmerman, Esq.

E-mail:  jzimmerman@hertz.com

with a copy to:

Jenner & Block LLP

353 N. Clark Street

Chicago, IL 60654

Telephone:  (312) 840-8611

Facsimile:  (312) 840-8711

Attention:  Thomas A. Monson

E-mail: tmonson@jenner.com

(b)                                 if to the Company, to:

Gary Rappeport

Chief Executive Officer

Donlen Corporation

2315 Sanders Road

Northbrook, IL 60062

Telephone:  847-412-5404

Facsimile:  847-664-7804

E-mail: grappeport@donlen.com

with a copy to:

Carla Garfinkle

General Counsel

Donlen Corporation

2315 Sanders Road

Northbrook, IL 60062

Telephone:  847-412-5208

Facsimile:  847-919-7513

E-mail: cgarfinkle@donlen.com

and:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois  60606

Telephone: 312-407-0700

Facsimile: 312-407-0411

Attention:  Rodd M. Schreiber, Esq.

E-mail:  Rodd.Schreiber@skadden.com

(c)                                  if to the Shareholder Representative, to:

Gary Rappeport

Chief Executive Officer

Donlen Corporation

2315 Sanders Road

Northbrook, IL 60062

Telephone:  847-412-5404

Facsimile:  847-664-7804

E-mail: grappeport@donlen.com

(d)                                 if to the Subsidiary Shareholders, to:

Gary Rappeport

Chief Executive Officer

Donlen Corporation

2315 Sanders Road

Northbrook, IL 60062

Telephone:  847-412-5404

Facsimile:  847-664-7804

E-mail: grappeport@donlen.com

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.  A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 10.4                                          Interpretation; Company Disclosure Schedules.    The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 10.5                                          Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 10.6                                          Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other agreements, certificates and instruments referred to herein) and the other Transaction Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b), except for Article III (on and after the Effective Time) with respect to the holders of Common Stock and Company Options, Article IX with respect to the Parent Indemnified Parties and the Shareholder Indemnified Parties, and Section 6.6 with respect to the D&O Indemnified Parties, are not intended to confer upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder, as applicable.

Section 10.7                                          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.8                                          Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Illinois applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.

Section 10.9                                          Jurisdiction; Waiver of Jury Trial.

(a)                                  Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Illinois, except as contemplated by Section 4 of the Escrow Agreement and (iv) each of the parties hereto agrees that each of the other parties shall have the right to bring any Action or proceeding for enforcement of a judgment entered by any federal court located in the State of Illinois or any Illinois state court in any other court or jurisdiction.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.10                                    Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 hereof in any such Action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.11                                    Specific Performance.  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that, with respect to any such breach, the parties hereto (a) will waive, in any Action for specific performance, the defense of adequacy of a remedy at law and any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any Action instituted in accordance with the terms hereof.

Section 10.12                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.13                                    Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated.

Section 10.14                                    Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.15                                    Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

DONLEN CORPORATION

By:
/s/ Gary Rappeport
Name: Gary Rappeport Title: CEO

SHAREHOLDER REPRESENTATIVE
(solely with respect to Section 3.3, Section 3.4, Section 6.5, Section 6.8, Section 6.9, Article IX and Article X)

/s/ Gary Rappeport
Gary Rappeport

THE HERTZ CORPORATION

By:
/s/ Elyse Douglas
Name: Elyse Douglas Title: Executive Vice President and Chief Financial Officer

DNL MERGER CORP.

By:
/s/ Elyse Douglas
Name: Elyse Douglas Title: Executive Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

SUBSIDIARY SHAREHOLDERS (solely with respect to Section 2.2 and Article X)

/s/ Gary Rappeport
Gary Rappeport

/s/ Nancy Liace
Nancy Liace

Signature Page to Agreement and Plan of Merger